As filed with the Securities and Exchange Commission on February 10, 2006
(Registration No. 333-________)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACI GLOBAL CORPORATION
(Name of small business issuer in its charter)

Colorado	8071	84-1065575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

149 Friedrichstrasse
Berlin, D11017
Germany
00 49 176 2311 5108
(Address and telephone number of principal executive offices)

Al Moayed Tower, 14th Floor
Seef District
Manama, Kingdom of Bahrain
(Address of Principal Place of Business or Intended Principal Place of Business)

Arthur Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph: (212) 752-9700
Fax: (212) 980-5192
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph: (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock of the registrant, par value $.001 per share (2)(3)	3,000,000	$1.40	$4,200,000	$494.34
Common Stock of the registrant, par value $.001 per share (2)(4)	750,000	$3.00	$2,250,000	$264.83
Total	3,750,000	--	$6,450,000	$759.17

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price listed in the Pink Sheets and reported on Pinksheets.com on February 1, 2006.

(2) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(3) The shares of our common stock being registered hereunder are being registered for resale by the selling shareholders named in this prospectus upon conversion of outstanding 9% secured convertible notes. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of our common stock registered hereunder represents a good faith estimate by us of the number of shares of our common stock issuable upon the conversion of the 9% secured convertible notes. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the 9% secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

(4) Represents shares of our common stock issuable upon the exercise of outstanding five-year warrants. The exercise price of the warrants is $3.00. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 10, 2006

PROSPECTUS
3,750,000 SHARES

ACI GLOBAL CORPORATION
COMMON STOCK

This prospectus relates to the resale of up to 3,750,000 shares of common stock, par value $.001 per share (“Common Stock”), of which: (i) 3,000,000 shares are issuable upon the conversion of $3,000,000 in aggregate principal amount of 9% secured convertible notes and the payment of the principal amount of, and interest on, such notes to AJW Partners, LLC and certain of its affiliates; and (ii) 750,000 shares underlying warrants issuable to AJW Partners, LLC and certain of its affiliates or their registered assigns. The selling shareholders may sell their common stock from time to time at prevailing market prices.

There is no public market for our Common Stock. Our Common Stock is quoted in the Pink Sheets and reported on Pinksheets.com relative to the over-the-counter market and prices under the symbol “ACGJ.PK.” On February 1, 2006, the closing price as reported was $1.40.

The selling shareholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2006

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, ACI GLOBAL CORPORATION, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
ACI Global Corporation	1
The Offering	3
TERMS OF 9% SECURED CONVERTIBLE NOTES	4
SUMMARY FINANCIAL INFORMATION	7
RISK FACTORS	9
Special Note Regarding Forward-Looking Statements	19
USE OF PROCEEDS	19
MARKET FOR OUR SHARES	19
HOLDERS	20
DIVIDEND POLICY	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	22
BUSINESS	27
LEGAL PROCEEDINGS	36
MANAGEMENT	40
EXECUTIVE COMPENSATION	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48
DESCRIPTION OF SECURITIES	50
SHARES ELIGIBLE FOR RESALE	51
SELLING SHAREHOLDERS	53
PLAN OF DISTRIBUTION	55
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND ADDITIONAL INFORMATION	57
INDEX TO FINANCIAL STATEMENTS	F-1

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us” and “our”, refer to ACI Global Corporation and its subsidiaries, unless the context otherwise requires. Unless otherwise indicated, the term “year,” “fiscal year” or “fiscal” refers to our fiscal year ending September 30th. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock. On September 13, 2004, we completed a 35 for 1 reverse stock split. All share and per share amounts included in this prospectus have taken the reverse split into account unless otherwise noted.

ACI Global Corporation

ACI Global Corporation (the “Company”, “ACI”, or “we”) (formerly known as Par Advance Technologies Corporation, Demegen, Inc., Demeter BioTechnologies Ltd., and Excelsior Capital Corporation ) was incorporated in the State of Colorado on September 16, 1987.

Pursuant to an agreement dated July 17, 1992, the Company acquired all of the assets of The Demeter Corporation in exchange for 6,625,821 shares of the Company’s common stock. The Demeter Corporation’s assets consisted of intangible assets related to various biotechnology applications.

Pursuant to an agreement dated April 19, 2005 (the “Stock Acquisition Agreement”) by and between the Company and ACI Global Pte. Ltd., a Singapore company (the “Seller”), the Company, in consideration of the delivery of 315 million shares of the Company’s common stock, par value $.001, to Seller, purchased all of the issued and outstanding capital stock of the ACI Group of Companies (described in more detail below). As part of this transaction, the Company, pursuant to an Assignment and Assumption Agreement dated May 15, 2005 with Demegen, Inc., a newly formed Nevada corporation, transferred all of the Company’s assets of its biopharmaceutical business and certain liabilities relative to such business to Demegen, Inc. In connection with this transaction, the Company’s name was changed from Par Advance Technologies Corporation to ACI Global Corporation.

The Company had engaged in the biopharmaceutical business until May, 2005. The Company’s present focus is the design and development of proprietary technology to produce synthetic rubber under the tradename Micropowder™ and thermoplastic elastomers (“TPES”) utilizing Micropowder™ in its chemical composition and to use this technology in the rubber and elastomers manufacturing business.

The Company believes that until the development of its proprietary technology to produce synthetic rubber and TPES, there has been virtually no clean, efficient, or commercially viable method of recycling rubber tires. We believe that our manufacturing process is environmentally friendly, using no dangerous chemicals. Through the use of our manufacturing process, rubber from, for example, waste tires when it is passed through a cryogenic grinder, results in Micropowder™, which is approximately between 105 and 177 microns in size and 99.99% pure. This Micropowder™ can be used by the tire industry and by plastics manufacturers to replace virgin synthetic rubber. Because of their unique properties, TPES have been replacing both rubber and plastics in the manufacture of finished goods.

We are in the process of negotiating to build a large scale production facility in the Kingdom of Bahrain using our cryogenic technology to produce synthetic rubber powder TPES. The production facility’s planned annual production capacity is 560,000 tons of Micropowder™ and 560,000 tons of TPES. Production from the first production line is planned for the middle of 2008. The production facility will comprise 16 production lines, which are scheduled for progressive commissioning from the middle of 2008 through the end of 2012.

We are in the process of forming ACI-Bahrain (defined below) in connection with the Company’s negotiation with the Kingdom of Bahrain to lease the property and obtain the requisite approvals for the construction and operation of this production facility.

Our headquarters are located at 149 Friedrichstrasse Berlin, D11017, Germany and our telephone number at that address is 00 49 176 2311 5108.

The Offering

Common Stock offered	Up to an aggregate of 3,750,000

Common Stock outstanding	322,601,256(1)(2)

Use of proceeds
We will not receive any proceeds from the sale of the 3,750,000 shares of common stock subject to resale by the selling shareholders under this prospectus, except upon any exercise of the stock purchase warrants issued to AJW Partners, LLC and certain of its affiliates or their registered assigns. However, AJW Partners, LLC and certain of its affiliates or their registered assigns will be entitled to exercise such warrants on a cashless basis if the shares of common stock underlying the stock purchase warrants are not then registered pursuant to an effective registration statement. In such event, we will not receive any proceeds from the exercise of the stock purchase warrants. The proceeds from the exercise of such warrants, if any, will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

Pink Sheets
ticker symbol	ACGJ.PK

(1)
Includes outstanding 9% secured convertible notes in the aggregate principal amount of $3,000,000 and 750,000 warrants issued by us as of August 26, 2005 to AJW Partners, LLC, and certain of its affiliates or their registered assigns, all of which are convertible into or exercisable for an aggregate of 3,750,000 shares of our common stock (includes a good faith estimate of the shares underlying the 9% secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments).

(2)	Includes 318,851,256 of our issued and outstanding shares of our common stock.

To obtain funding for the purpose of payment of general corporate and operating purposes, we entered into a Securities Purchase Agreement with AJW Partners, LLC, and its affiliates, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC dated as August 26, 2005 for the sale of: (i) $3,000,000 in 9% secured convertible notes and (ii) stock purchase warrants to buy an aggregate of 750,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these 9% secured convertible notes and stock purchase warrants.

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

TERMS OF 9% SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors as of August 26, 2005 for the sale of (i) $3,000,000 in 9% secured convertible notes and (ii) warrants to buy 750,000 shares of our common stock. This prospectus relates, in part, to the resale of our common stock underlying these 9% secured convertible notes and warrants. The investors were obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was disbursed on August 26, 2005;

•	$1,000,000 was to be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 was to be disbursed within five days of this registration statement being declared effective.

Accordingly, we received total gross proceeds of $1,000,000 pursuant to the Securities Purchase Agreement. After deducting expenses of $20,500 and prepaid interest of $27,000 we received net proceeds of $952,500, we may be required to pay additional expenses from the net proceeds. The funds from the sale of the 9% secured convertible notes will be used for business development purposes and working capital needs. The 9% secured convertible notes bear interest at 9% (unless our common stock is greater than $3.75 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at a conversion price, which is the lesser of (a) $2.50 per share or (b) the product of (i) .50 times (ii) the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. The 9% secured convertible notes become immediately due and payable and we will pay an amount equal to the greater of (i) 130% times the sum of (w) the then outstanding principal amount of such note plus (x) accrued and unpaid interest on the unpaid principal amount of such note to the date of payment (“Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the holder (the “Default Sum”); or (ii) the “parity value” of the Default Sum to be repaid. “Parity Value” means (a) the highest number of shares of our common stock issuable upon the conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price multiplied by (b) the highest Closing Price for the common stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Defaulting Amount”) and all other amounts payable will be immediately due and payable. The holder of the notes may require us to issue, in lieu of the Default Amount, the number of shares of our common stock equal to the Default Amount divided by the Conversion Price then in effect. We have the right to redeem the 9% secured convertible notes under certain circumstances.

Under the Securities Purchase Agreement, we committed to issue an aggregate of 750,000 warrants to purchase common stock at a price of $3.00 per share. On August 26, 2005, we issued warrants to purchase 250,000 shares of our common stock. The warrants are exercisable until five years from the date of issuance. The conversion price of the 9% secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the 9% secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling shareholders’ position. The selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in all of our assets and intellectual property.

The warrants have an exercise price of $3.00 per share. The selling shareholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling shareholders exercise the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of these warrants or issued in connection with the 9% secured convertible notes issued pursuant to the Securities Purchase Agreement, dated as of August 26, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price means: (i) the average of the last reported sale prices for our shares of our common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the OTCBB is not the principal trading market, the average of the last reported sale prices on the principal trading market for the common stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Year Ended September 30, 2005] (Audited)	For the Year Ended September 30, 2004] (Audited)	For the period from June 27, 1997(inception)to September 30,2005

Net revenues	$0	$0	$$0

Operating expenses	3,447,209	36,801,619	41,239,202

Interest expense	855,752	130,675	1,068,148

Provision for income taxes	0	0	0

Loss from continuing operations	(4,547,444)	(36,915,577)	(42,535,068)

Loss on disposal of technology	0	0	0

Net loss	(4,547,444)	(36,915,577)	(42,535,068)

Net loss per share - basic and diluted	(0.01)	(0.12)	(0.14)

Weighted average of shares of Common Stock outstanding	316,223,941	315,000,000	315,201,873

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	As of September 30th 2005] (Audited)	As of September 30, 2004 (Audited)

Cash and cash equivalents	1591	4910

Total assets	84,889	30,461

Working capital (deficiency)	(23,566,581)	(1,294,308)

Current liabilities	23,651,470	1,324,769

Total Liabilities	41,677,728	37,312,769

Shareholders’ equity (deficit)	(41,592,839)	(37,282,308)

RISK FACTORS

You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.

RISKS RELATED TO OUR BUSINESS

The Company has a Limited Operating History, Making it Difficult to Evaluate whether it will operate profitably. The ACI group of companies was formed in 2002 to design and develop proprietary technology to produce synthetic rubber and TPES. Based on this research, we are in the process of entering into various agreements with the Kingdom of Bahrain and of seeking bids so that we will be able to commence land reclamation in connection with and construction of the Bahrain production facility project. Accordingly, we have a limited operating history upon which an investor may evaluate our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. If we are unable to effectively allocate our resources, we may be unable to execute our strategy of developing our business.

We have Incurred Historical Losses and Have a Working Capital Deficit. As a Result, we may not be able to generate Profits, support our Operations, or establish a Return on Invested Capital. We incurred losses in fiscal 2004 of $36,915,577.. We also incurred losses in fiscal 2005 of $4,547,444. As of September 30, 2004, we had a working capital deficit of $1,294,308. As of September 30, 2005, we had a working capital deficit of $23,566,581. In addition, we expect to increase our infrastructure and operating expenses in connection with our anticipated growth. As a result, we may not be able to generate profits in 2006 or in 2007 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

Our Level of Indebtedness may affect our Business. Our level of indebtedness could have important consequences for our operations, including:

•
We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

•	Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

•	Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

We expect to obtain the funds to pay our expenses and to pay principal and interest on our debt by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, and borrow more money or issue additional equity.

We may fail to continue as a Going Concern, in which Event you may lose your entire Investment in our Shares. Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report relative to our consolidated financial statements as of September 30, 2005 and September 30, 2004 that the Company had a net loss of $4,547,444 and working capital deficiency of $23,566,581, the Company has had recurring losses since inception and has an accumulated deficit of $42,535,068. This raises substantial doubt about the Company’s ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

We will require additional Capital in the Future. We will not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, management believes we have sufficient cash on hand or non-binding commitments to provide cash to fund existing operations for the foreseeable future. However, in the future, we will need to raise additional funds through equity or debt financings in order to build other synthetic rubber production facilities, in addition to the Bahrain production facility. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. In addition, any additional funding may result in significant dilution for existing shareholders.

Failure to manage our Growth and Expansion could impair our Business. Our ability to manage our growth depends in part upon our ability to develop and expand operating, management, information and financial systems, and successfully manage the construction of not only the Bahrain production facility but others as well, which will significantly increase our future operating expenses. If we are unable to manage our growth successfully this failure could have a material adverse effect on our business, financial condition and results of operations. We will also not be able to successfully implement our business model if we fail to manage our growth.

We may not succeed in Carrying-out our Business Strategy of becoming the Lowest Cost Producer of Synthetic Rubber and TPES. Our goal is that our Bahrain production facility will enable us to be the lowest-cost producer of synthetic rubber and TPES in the world. However, if we are unable to successfully manufacture and distribute Micropowder™ or TPES at the prices and quality anticipated, our results of operations and financial condition will be adversely affected.

Our Operating Results may vary. Management expects that we will initially experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

•	the timing of our commissioning new production lines;

•	significant change in our order mix, that is currently forecasted at fifty (50%) percent Micropowder™ and fifty (50%) percent TPES;

•	the impact of general economic and industry conditions on consumer spending;

•	the availability of manufacturing capacity;

•	the supply of raw materials;

•	the seasonality of the markets in which we participate;

•	the timing of the placement or cancellation of customer orders;

•	transportation delays; and

•	the timing of expenditures in anticipation of increased sales and actions of competitors.

As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our common stock price could fluctuate significantly or decline.

The Financial Condition of our Customers could affect our Results of Operations. Generally we will be selling our products to very large, stable and well-established industrial companies. However, certain industrial customers, including some of our potential customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such industrial consumers and the risk that financial failure will eliminate a customer entirely. These industrial customers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will be a preferred vendor for our potential customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations.

Our Business is Subject to Risks Associated with Importing and Exporting Products. Our operations may become subject to new duties, tariffs, quotas or other restrictions imposed on imported products by trade agreements or individual countries acting alone. Adverse changes in import costs and restrictions, or our customers' failure to comply with customs or similar laws, could harm our business. We cannot be sure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

Our operations may become subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit business by reducing or eliminating the duties assessed on products or other materials manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect a business, such as setting duties or restrictions on products that may be imported into the United States from a particular country.

Our ability to import raw materials in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to seek alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

We may not be able to adequately protect our Intellectual Property Rights. The loss of or inability to enforce our tradename Micropowder™ or any of our other proprietary or licensed designs, patents, know-how and trade secrets could adversely affect our business. If any third party copies or otherwise gains access to our tradenames or trademarks, or other proprietary rights, or develops similar products independently, it may be costly to enforce our rights and we would not be able to compete as effectively. Additionally, the laws of foreign countries may provide inadequate protection of intellectual property rights, making it difficult to enforce such rights in those countries.

We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding the rights we have secured in our intellectual property, third parties may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

We Rely Heavily on our Senior Management Team. Our success is largely dependent upon the expertise and knowledge of our senior management team comprising our Chief Executive Officer Michael Edward Howarth and our President and Chief Operating Officer Mr. Scott Frickman. The loss of the entire team could have a material adverse effect on our business, development, financial condition, and operating results. We do not have employment agreements with any members of our senior management team and we do not maintain "key person" life insurance on any of our management or key personnel. The Company does have a succession plan.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. In this regard, over the next 12 months, we will have to find, hire, and train numerous members of our global management team as the pace of the construction of the Bahrain production facility picks up. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

We face Competition. We face competition from entities with far more financial and human resources. Each of these competitors has access to extensive research facilities which could be the source of alternative technologies to be used to develop more efficient and/or lower cost methods of producing synthetic rubber and TPES.

RISKS RELATED TO OUR INDUSTRY

Our Sales are heavily influenced by General Economic Cycles. We anticipate that half of our rubber powder products will be used to manufacture tires, and so we believe that there is a steady and significant market for our products. Nevertheless, the thermoplastics and synthetic rubber industries are cyclical industries that are dependent upon the overall level of consumer spending and the levels of world trade. Purchases of thermoplastics, synthetic rubber and related goods tend to be correlated with cycles in the disposable income of our consumers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our business and financial condition.

We Must Maintain an Adequate and Affordable Supply of Energy and Shredded Used Tires. Our success in maintaining an adequate source of energy is largely dependent upon our ability to enter into long term take and pay supply contracts for natural gas. As part of our production facility site selection process, we only consider sites that provide a long term supply of natural gas or electricity from, for example, coal fired power plants, at affordable rates. To this end, we are negotiating with Bahrain Petroleum Company (“Bapco”) for a 15-year natural gas supply agreement at rates that are substantially below what are available in the UK or the US.

Our success in maintaining an adequate source of rubber is largely dependent upon our ability to enter into long term raw material supply contracts. To this end, Company has signed non-binding letters of intent with tire manufacturers representing national tire recycling organizations, sufficient, we believe, to guarantee long term supply contracts for the initial production lines.

We believe that recent legislation buttresses our sources of supply and our ability to enter into long term supply contracts for waste rubber. For example, recently enacted European Union (EU) legislation forbids the burial of shredded tires commencing after June 2006. ACI believes that this and other legislative initiatives enhance the long term availability of waste tires and enhance our ability to enter into long term waste rubber supply agreements on favorable terms.

REGIONAL RISKS

The viability of our Bahrain Production Facility is dependant on continued Political and Economic Stability in the Kingdom of Bahrain and in the Region. Bahrain was a traditional Arab monarchy, ruled since 1782 by an Emir selected from the al-Khalifa dynasty through an appointed cabinet led by a Prime Minister. Constitutional changes introduced by the current Emir, Sheikh Hamad bin Isa al-Khalifa, in February 2002, establish him as head of state of a constitutional monarchy. The Emir governs with the support of an appointed cabinet of Ministers. He is also advised by the Majlis as-Shura (People’s Council), which was elected for the first time in October 2002. Its 40 members serve in single-seat constituencies for a four-year term.

The Kingdom of Bahrain is a regional economic leader. In this regard, the 2000 Index of Economic Freedom rated Bahrain as the fourth most economically free country in the world behind Hong Kong, Singapore and New Zealand.

There are a number of uncertainties in the region brought about by the Iraq situation. A potential shift in US policy in Iraq could affect US military presence in the entire region. Bahrain is reliant on a US presence in the region for security. While Bahrain is exposed to events in Saudi Arabia and dependant on the US, it emerges as a lower risk than its neighbors because of economic and political stability and investment infrastructure. Nevertheless, given the uncertainties in the region, there is no assurance that the political and economic stability that has characterized this country will continue.

RISKS RELATED TO HOLDING OUR SECURITIES

Insiders own a Significant Portion of our Common Stock, which could limit our Shareholders' Ability to influence the Outcome of Key Transactions. As of the date of this prospectus, our Chief Executive Officer, Michael Edward Howarth, owns, directly or indirectly, approximately 67.8% of the outstanding shares of our common stock. Accordingly, our chief executive officer has the ability to affect the outcome of, or exert considerable influence over, all matters requiring shareholder approval, including the election and removal of directors and any change in control. This concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our shareholders from realizing a premium over the market prices for their shares of common stock.

There are a Large Number of Shares Underlying our 9% Secured Convertible Notes and Warrants that may be available for Future Sale and the Sale of These Shares may depress the Market Price of our Common Stock. As of August 26, 2005, we had 9% secured convertible notes outstanding or an obligation to issue 9% secured convertible notes that may be converted into an estimated 3,000,000 shares of our common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 750,000 shares of our common stock. In addition, the number of shares of our common stock issuable upon conversion of the outstanding 9% secured convertible notes may increase if there is an event of default. From and after the effective date of this prospectus, all of the shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

If There is an Event of Default, the Continuously Adjustable Conversion Price Feature of our 9% Secured Convertible Notes become applicable, which could have a Depressive Effect on the Price of our Common Stock. Upon an event of default, the 9% secured convertible notes become immediately due and payable and we will pay an amount equal to the greater of (i) 130% times the sum of (w) the then outstanding principal amount of such note plus (x) accrued and unpaid interest on the unpaid principal amount of such note to the Mandatory Prepayment Date plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) the Default Sum; or (ii) the Parity Value of the Default Sum to be repaid. The significant downward pressure on the price of our common stock as the selling shareholders convert and sells material amounts could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion of the 9% secured convertible notes or exercise of the warrants, but also the mere perception that these sales could occur, may adversely affect the market price of our common stock.

The issuance of Shares upon Conversion of the 9% Secured Convertible Notes and exercise of outstanding Warrants may cause immediate and substantial Dilution to our existing Shareholders. The issuance of shares upon conversion of the 9% secured convertible notes and exercise of the warrants may result in substantial dilution to the interests of other shareholders since the selling shareholders may ultimately convert and sell the full amount issuable on conversion. Although the selling shareholders may not convert their 9% secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling shareholders from converting and/or exercising some of their holdings and then subsequently converting the remainder of their holdings. In this way, the selling shareholders may sell more than 4.99% while never holding more than the foregoing limit at any one time. There is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If we are required for any reason to repay our outstanding 9% Secured Convertible Notes, we would be required to deplete our Working Capital, if available, or raise Additional Funds. Our failure to repay the 9% Secured Convertible Notes, if required, could result in Legal Action against us, which could require the sale of Substantial Assets. As of August 26, 2005, we entered into a Securities Purchase Agreement involving the sale of an aggregate of $3,000,000 principal amount of 9% secured convertible notes and stock purchase warrants to buy 750,000 shares of our common stock. The 9% secured convertible notes are due and payable, with 9% interest, three years from the date of issuance, unless sooner converted into shares of our common stock.

However, in the event of default and the failure of the Company to cure such default within the prescribed time period, the original agreements will reinstate. Under those agreements, a default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holders, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the 9% secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the 9% secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the 9% secured convertible notes. If we are required to repay the 9% secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the 9% secured convertible notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Our common stock could be considered a "penny stock. Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 (each a “Rule”) promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

Broker-dealer requirements may affect trading and liquidity. Section 15(g) of the Securities Exchange Act and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We have the Right to issue up to 40,000,000 Shares of “Blank Check” Preferred Stock, which may adversely affect the Voting Power of the Holders or other of our Securities and may deter Hostile Takeovers or delay changes in Management Control.

We may issue up to 40,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

Our Common Stock may be Volatile, which substantially Increases the Risk that you may not be able to sell your Shares at or above the Price that you may pay for the Shares. Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;

•	loss of a key relationship or failure to complete significant transactions;

•	additions or departures of key personnel;

•	fluctuations in stock market price and volume; and

•	general political and economic conditions such as a recession, or interest rate or currency rate fluctuations.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Many of our Shares of Common Stock will in the Future be available for Resale. Any Sales of our Common Stock, if in Significant Amounts, are likely to depress the Market Price of our Shares. Assuming all of the 3,750,000 shares of common stock issuable to the selling shareholders are sold under this prospectus, we would have 4,367,058 shares that are freely tradable without the requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”) 318,234,198 shares of our common stock are “restricted securities” as defined under Rule 144 (“Rule 144”) of the Securities Act of 1933 and 100,034,198 remaining shares are a part of the public float for a total of 322,601,256 shares. Of these shares, 216,200,000 are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to a registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933, as amended. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

We have not paid, and do not intend to pay, Cash Dividends in the Foreseeable Future. We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders, except we will receive the sale price of any common stock we sell to AJW Partners, LLC and certain of its affiliates or their registered assigns upon the exercise of warrants held by them. However, AJW Partners, LLC and certain of its affiliates or their registered assigns will be entitled to exercise such warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In such event, we will not receive any proceeds from the exercise of the warrants. In addition, we have received gross proceeds of $1,000,000 from the sale of the 9% secured convertible notes and the investors are obligated to provide us with an additional $1,000,000 on filing of this registration statement. The proceeds received from the sale of the 9% secured convertible notes will be used for payment of general corporate and operating purposes, including the costs of land reclamation in connection with and the costs of construction of the Bahrain production facility, sales and marketing efforts and payment of consulting and legal fees.

MARKET FOR OUR SHARES

No public trading market exists for the Company's securities; our common stock is quoted on the Pink Sheets under the trading symbol "ACGJ.PK”.

The following table contains information about the range of high and low bid prices for our common stock for each quarterly period indicated since the fiscal quarter ended December 31, 2003 for transactions reported in the Pink Sheets.

Fiscal Quarter End	Low Bid ($)	High Bid ($)
December 31, 2003	0.03	0.07
March 31, 2004	0.02	0.05
June 30, 2004	0.02	0.05
September 30, 2004	0.02	0.06
(Post 35 for 1 Reverse Split)
December 31, 2004	2.00	4.00
March 31, 2005	1.12	2.75
June 30, 2005	1.01	1.80
September 30, 2005	1.25	4.00
December 31,2005	1.01	3.50

The source of these high and low prices was Pinksheets.com. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On February 1, 2006, the closing bid price of our common stock as reported by Pinksheets.com was $1.40 per share.

HOLDERS

As of February 1, 2006, there are approximately 629 holders of record of the Company's common stock.

DIVIDEND POLICY

Holders of common stock are entitled to receive dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The board of directors has sole discretion to determine: (i) whether to declare a dividend; (ii) the dividend rate, if any, on the shares of any class of series of our capital stock, and if so, from which date or dates; and (iii) the relative rights of priority of payment of dividends, if any, between the various classes and series of our capital stock. We have not paid any dividends and do not have any current plans to pay any dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements
(In thousands, except share and per share data)

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

This filing contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," “estimate,” “project,” "will," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Background

The Company was formed to design and develop proprietary technology to produce synthetic rubber under the tradename Micropowder™ and TPES with Micropowder™ in its chemical composition, and to use this technology in the rubber and elastomers production business. These products will be marketed to large industrial consumers. To this end, we are in the process of negotiating to build a large scale production facility in the Kingdom of Bahrain using our Cryogenic Technologies to produce two types of synthetic rubber powder. This production facility aims to produce synthetic rubber powder suitable for the tire industry (Micropowder™) and synthetic rubber powder suitable for production of TPES.

In connection with the Bahrain production facility project, we have identified a preferred engineering, procurement, and construction contractor (“EPC Contractor”) who has prepared draft construction contracts to build this project on the basis of a maximum fixed price contract, with completion guarantees from the EPC Contractor’s “A” rated parent company. We expect to sign the EPC Contract in the third quarter of 2006. For the first two years of the Bahrain production facility project, we envisage that the EPC Contactor will be awarded a construction contract for one production line every six months. In 2008, we expect to commence constructing two production lines at a time and in 2009 three at a time. The first production line is scheduled to be commissioned at the beginning of 2008 and with all 16 production lines scheduled to be commissioned by 2012.

Plan of Operation

Over the next 12 months, the Company, in connection with the construction of the production facility in the Kingdom of Bahrain, expects to seek bids for:

(i)	reclamation of the project site;

(ii)	detailed engineering and design of the production facility; and

(iii)	production facility site works, construction of factory buildings and the supply and installation of manufacturing plant and equipment.

In addition, the Company seeks to:

(i)	complete raw material contracts for sixty (60%) of the Bahrain production facility’s first year supply;

(ii)	pre-sell forty (40%) percent of Micropowder™ production; and

(iii)	pre-sell thirty (30%) percent of TPES production.

As part of the first stage of the Bahrain project, we expect to purchase plant and equipment and related infrastructure costing $713,000,000. We also expect to employ 10 people in Bahrain and a further 20 people elsewhere during the next twelve months. These employees do not form part of the manufacturing staff of the Bahrain project, which will not be commissioned until 2008.

In addition to implementing the first stage of the Bahrain project, the Company intends to continue its research and development program in relation to the manufacture of TPES and other products.

Liquidity and Capital Resources

The Company remains in the development stage, and the Company’s audited balance sheet at September 30, 2005 has a deficit of $41,592,839 and a deficit of $37,282,308 at September 30, 2004.

The Company has been able to pay its expenses and costs through the increase in its accounts and loans payable. The Company had a working capital deficiency of $23,566,581 as of September 30, 2005, and $1,294,308 as of September 30, 2004.

The Company believes that it has sufficient (i) cash on hand and (ii) non-binding funding commitments to satisfy its cash requirements to carry out its plan of operation for the next 12 months. In order to meet its cash requirements for the first stage of the project involving the construction of four of the planned sixteen production lines for the Bahrain plant, the Company plans to complete one or more financings through a combination of equity and debt. At the present time, the Company anticipates the breakdown to be as follows: $250 million pursuant to one or more private placements of its equity securities and $463 million in consideration of the Company issuing debt.

The forecast of the period of time through which the Company's financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. The actual funding requirements may differ materially from this as a result of a number of factors including plans to rapidly expand its new operations. There can be no assurance that the Company will be able to continue as a going concern or achieve material revenues or profitable operations.

Legal Contingencies

We may be subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to the environment, labor, product liability, and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is based on a careful analysis of each individual issue with the assistance of outside legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. As of the date of this prospectus, aside from the civil action described below in LEGAL PROCEEDINGS in which we are a plaintiff, there are no outstanding legal proceedings, nor are there any reserves established.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. We evaluate our estimates on an ongoing basis, including estimates for income tax assets and liabilities and the impairment of the value of investments. We base our estimates on historical experience and on actual information and assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant estimates used in the preparation of its financial statements.

Accounting for Income Taxes

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry-forwards for income tax purposes of approximately $42,576,644 at September 30, 2005. The Company has established a 100% valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

Impairment of Investment

We review estimates of the value of our investments each reporting period and record an impairment loss to the extent that management believes that there has been impairment to the carrying value.

Recent Accounting Pronouncements

i.
FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46 (R) is required in financial statements of public entities that have public interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. The Company believes that the adoption of this standard will have no material impact on its financial statements.

ii.
In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

iii.
In December 2004, the FASB issued a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25’s intrinsic value method of accounting and instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification.

For public entities that file as small business issuers, the effective date of the revised Statement is as of the beginning of the next fiscal year that begins after December 15, 2005.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes In and Disagreements with Accountants

On October 31, 2005, the Company’s board of directors approved the appointment of Webb & Company, P.A. (“Webb & Co.”), 1501 Corporate Drive, Suite 290, Boynton Beach, Florida, 33426, as its principal independent accountants. Webb & Co. are PCAOB registered auditors. Webb & Co. were selected by the board of directors to replace the Company’s previously engaged principal accountants, Bagell, Josephs Levine & Company LLC (“Bagell Josephs”), 200 Haddonfield Berlin Road, High Ridge Commons, Suite 400-403, Gibbsboro, New Jersey 08026. The Company had engaged Bagell Josephs on August 26, 2005 to complete the audit of the Company’s and its subsidiaries’ financial statements for the fiscal years ended September 30, 2005 and September 30, 2004. In dismissing Bagell Josephs, the Company’s board of directors believed, based on Bagell Josephs’s time commitments, that the audit was not going to be accomplished in a timely and expeditious manner.

The former accountants did not issue any report on any financial statement. The Company believes that there were no disagreements with the former accountants whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreements(s) in connection with its report.

BUSINESS

Organization and Background

The Company (formerly known as Par Advance Technologies Corporation, Demegen, Inc., Demeter BioTechnologies Ltd., and Excelsior Capital Corporation) was incorporated in the State of Colorado on September 16, 1987. The Company had engaged in the biopharmaceutical business.

Pursuant to an agreement dated July 17, 1992, the Company acquired all of the assets of The Demeter Corporation in exchange for 6,625,821 shares of the Company’s common stock. The Demeter Corporation’s assets consisted of intangible assets related to various biotechnology applications. In July, 2001, the Company acquired substantially all of the assets of Periodontix, Inc. This acquisition broadened the Company’s available biotechnology applications. For accounting purposes, the transaction was considered a reverse acquisition whereby The Demeter Corporation acquired the Company. The Company’s name was changed to Demeter Biotechnologies Limited in connection with this reverse acquisition. On September 18 1998, the Company’s name was changed again to Demegen Inc. In October, 2004 Demegen Inc changed its name to Par Advance Technologies Inc.

Pursuant to an agreement dated 19 April, 2005 (the “Stock Acquisition Agreement”) by and between the Company and ACI Global Pte. Ltd., a Singapore company (the “Seller”), the Company, in consideration of the delivery of 315 million shares of the Company’s common stock, par value $.001, to Seller, purchased all of the issued and outstanding capital stock of the ACI Group of Companies (described in more detail below). As part of this transaction, the Company, pursuant to an Assignment and Assumption Agreement dated May 15, 2005 with Demegen, Inc., a newly formed Nevada corporation, transferred all of the Company’s assets of its biopharmaceutical business and certain liabilities relative to such business to Demegen, Inc. In connection with this transaction, the Company’s name was changed from Par Advance Technologies Corporation to ACI Global Corporation.

The ACI Group of Companies comprises Green Machine (herein defined) and Hosinbrook Company SA and its direct subsidiaries. Hosinbrook Company SA is a company which was incorporated in the British Virgin Islands in September, 1999. Hosinbrook Company S.A., except as indicated, owns all the shares in the following three companies:

ACI Corporation Ltd (UK) (“ACI-UK”). ACI-UK was incorporated in UK in June, 1997. ACI-UK provides professional consulting services to the Company in such areas as capital raising, debt finance, and project insurance.

ACI Corporation AG. (“ACI-Germany”). ACI-Germany was incorporated in Berlin, Germany, in October, 2003 and owns the intellectual property relating to the process for cryogenic grinding of rubber. Its core business is the engineering and design of cryogenic systems utilized in the manufacture of industrial rubber powder and TPES production. ACI-Germany in turn owns all of the shares of ACI Elastomers Bahrain W.L.L. a corporation in formation (“ACI-Bahrain”). The Company expects its ACI-Bahrain subsidiary to be incorporated in Bahrain in March, 2006. The Company intends through ACI-Bahrain to build, own, and operate a plant for the cryogenic production of rubber, described in more detail below. The Company intends to sell a minority equity interest in ACI-Bahrain.

ACI Technologies Ltd (HK) (“ACI-Hong Kong”). ACI-Hong Kong was incorporated in Hong Kong, Peoples Republic of China in October, 2001. This company has been licensed by ACI-Germany to grant sublicenses to project companies which will utilize the Company’s cryogenic technology. Hosinbrook Company S.A. owns over 99% of ACI-Hong Kong.

Green Machine Investments Ltd. (“Green Machine”) was incorporated in the United Kingdom (UK) in March, 2005. Green Machine is currently an inactive wholly-owned subsidiary of the Company.

The ultimate parent of the Company is Michael Edward Howarth, who owns 99.99% of the common stock of Global PTE. Ltd., which in turn owns approximately 62.94% of the Company’s issued and outstanding common stock.

The Company’s initial capitalization was 140 million shares, 100 million shares of which were shares of common stock, par value $.001 per share, and 40 million shares of which were non-voting preferred stock, par value $.001 per share. In June, 2005, pursuant to an amendment of its articles of incorporation, the Company increased its capitalization to 540 million shares, 500 million shares of which were shares of common stock, par value $.001 per share, and 40 million shares of which were preferred stock, par value $.001 per share. In 2004 the number of the Company’s outstanding shares of common stock was reduced by a reverse stock split; as a result of the reverse stock split on the applicable record date, each then current holder of the Company’s common stock received 1 share of the Company’s common stock for each 35 shares owned by such holder. Before the reverse stock split, the number of outstanding shares of the Company’s common stock was 47,767,778; after the reverse stock split, the number of outstanding shares of the Company’s common stock was 1,364,794. All share and per share amounts included in this prospectus have taken the reverse split into account unless otherwise noted.

Our Business

The Company was formed to design and develop proprietary technology to produce synthetic rubber (Micropowder™) and thermoplastic elastomers (“TPES”) with Micropowder™ in its chemical composition, and to use this technology in the rubber and elastomers production business.

The synthetic rubber technology has been developed by the Company’s scientists as a viable solution to the world’s waste tire disposal problem. The Company believes that until the development of this technology there has been virtually no clean, efficient, or commercially viable method of recycling rubber tires.

Through many years of research, the Company believes that it has solved several key factors in dealing with used tires:

•
Automated Process - the Company has developed its cryogenic technology to consume over 50,000 tons of tires per production line per year. Each facility, when fully developed with sixteen production lines, aims to be capable of processing 800,000 tons per year into 560,000 tons of pure rubber Micropowder™.

•
Raw Material Efficiency - the Company’s process is nearly 100% efficient. Through the Company’s process, all material - rubber, steel, textile are separated for either use in the production process or packaged for recycling.

•
Energy Efficiency - cryogenic processing requires a significant amount of energy. The Company has developed a fully functional power grid system to maintain the lowest energy cost possible in the cryogenic processing.

•
Products - Through the Company’s manufacturing process, the Company designed plant intends to produce “new to the market” products that can be used in the manufacturing of; automobile tires, plastic conduit and piping, rubber hose, TPES and many other products that utilize rubber or thermoplastics in their make up. These rubber replacement products offer significant cost savings to the manufacturer.

We believe that our manufacturing process is environmentally friendly, using no dangerous chemicals. The rubber is frozen to its embrittling temperature -198 degrees centigrade. At this temperature rubber shatters like glass when it is passed through a cryogenic grinder. The resulting rubber product-Micropowder™-is approximately 105-177 microns in size and 99.99% pure. This Micropowder™ can be used by the tire industry and other plastics manufacturers to replace virgin synthetic rubber.

We are in the process of negotiating to build a large scale production facility in the Kingdom of Bahrain using our cryogenic technology to produce synthetic rubber powder. The Technology and Process Chart Summary for our Bahrain production facility is set forth below:

This production facility is planned to produce synthetic rubber powder in two sizes:

120 mesh (120 micron)-suitable for the tire industry (Micropowder™) and

80 mesh (175 micron)-suitable for production of TPES utilizing Micropowder™ in the chemical composition.

The production facility’s planned annual production capacity is 560,000 tons of Micropowder™ and 560,000 tons of TPES. Production from the first production line is planned for the middle of 2008. The production facility will comprise 16 production lines, which are scheduled for progressive commissioning from the middle of 2008 through the end of 2012. We anticipate that the Bahrain production facility will operate on 24 hour a day basis (3.5 shifts).

On July 30, 2005, we reached agreement with the Kingdom of Bahrain Ministry of Industry and Commerce Industrial Areas Doctorate concerning the scope of the project and the conditions that were needed to be fulfilled by the Company prior to commencing construction. We are in the process of negotiating (a) a 15-year fixed price gas lease with Bapco, and (b) a long term lease for an industrial site (approximately 195 acres) located north of Bahrain Petroleum Company’s (“Bapco”) wharf causeway and east of Sitra in the Kingdom of Bahrain. This industrial site presently is in shallow water and is to be reclaimed from the sea. Bids for the reclamation aspect of the project are expected to be received in early 2006 in order for the reclamation work to be completed so that the construction of the project can commence in the third quarter, 2006. The lease of the land from the Kingdom of Bahrain is anticipated to be for a period of 50 years. See “Description of Property”. The Company is in the process of forming ACI-Bahrain, which will own and operate the production facility.

Our long term growth strategy is to develop six projects worldwide. These project sites are selected for a combination of reasons, primary among them being the availability of an inexpensive source of energy, typically natural gas or electricity from coal fired power plants. Other important considerations include the availability of a 248 acre site adjacent to a port facility, low labor costs and tax incentives.

We are involved in high level negotiations with governments in relation to the second and third projects. Negotiations concerning the fourth, fifth and sixth projects are expected to be completed over the next two to three years. The aim is that the Company will own a majority of each project’s equity, with local investors subscribing for the remaining portion of the equity. There is no assurance that any of the negotiations will be successfully completed.

We are headquartered in Berlin, Germany where the industrial research and development and equipment sourcing takes place.

Our Industry

We operate in the thermoplastics industry relative to the production of TPES, where our competitors are companies such as Dupont Dow Elastomers and Bayer Thermoplastics. We operate in the synthetic rubber industry relative to the production of synthetic rubber, where our competitors are companies such as Bayer and the producers of natural rubber.

Our Products and Services and Market

Rubber powders can be used as a substitute for up to ninety (90%) percent of synthetic rubber or rubber components. It may also be combined with other synthetic compounds to produce high value TPES. We intend to produce two primary products: Micropowder™ rubber powder and TPES utilizing Micropowder™ in the chemical composition.

Micropowder™ is a new to market product as a replacement for synthetic rubber. We believe that our manufacturing process results in an almost one hundred (100%) percent pure product less than or equal to 177 microns in size (80 mesh), which is the preferred size for use in the manufacturing of tires. Fifty (50%) percent of the production will be less than 125 microns in size (120 mesh), which is the preferred size for use in the production of TPES.

Micropowder™, when it is combined with a variety of plastic resins such as styrenes, polyether-esters, polyamides, polyurethanes, and polyolefin, results in TPES. A TPE is a hybrid between plastic and rubber, combining rubber-like characteristics with the processing ease of plastics. Because of their unique properties, TPES have been replacing both rubber and plastics in the manufacture of finished goods.

The primary markets for Micropowder™ and TPES are tire manufacturers for Micropowder™ and the shoe industry and automotive parts manufactures for TPES. The shoe industry is currently the largest single market for TPES (thirteen (13%) percent) whilst the automotive components parts industry that produces exterior as well as interior parts from TPES will, we believe, be the fastest growing segment of the TPES market due, in part, to the EU 2005 legislation requiring eighty-five (85%) percent of automobile components to be recyclable. TPES are recyclable, thermoplastics are not.

Secondary markets for Micropowder™ and TPES are all manufactures utilizing rubber and TPES such as tubing manufactures, hose manufactures, plastic manufactures and molders, paint manufactures and manufactures of TPES for extrusion, injection-mold and blow-mold applications used in the automotive, electrical, medical, weather seal, packaging appliance, tool, consumer electronic and industrial markets.

In terms of Dollars, the two largest markets for Micropowder™ are:

Tires:
•	$70 billion global sales
•	52% of global rubber use

Industrial (non-tire) rubber goods:
•	$40 billion global sales
•	48% of global rubber use.

World rubber consumption is forecasted to continue increasing by about four (4%) percent per year through 2006. These market forces create a strong demand for alternatives to natural and synthetic rubber.

The TPES industry is an $80 billion worldwide industry, with the major markets for TPES being
•	Motor Vehicles
•	Industrial Products
•	Footwear
•	Adhesives
•	Sealants
•	Asphalt
•	Sporting Goods
•	Wire and Cable
•	Medical Products

Global demand for TPES is anticipated to grow 6.2% annually through 2009, as reported in Freedonias report “World Thermoplastic Elastomers to 2009” dated November 1st 2005. Growth is predicted to be strongest in China and India, while sales will remain concentrated in the developed markets of the US, Western Europe and Japan

Distribution Methods of Our Products and Services

The Company aims to distribute its products through long term supply agreements with its customers.

The Competitive Environment

Presently, we believe no competition exists for Micropowder™ or TPES derived from Micropowder™ as Micropowder™ is a new to market product. However, as Micropowder™ is primarily used as a replacement for synthetic rubber and Micropowder™ TPES have the same characteristics as TPES made from synthetic rubber, the competitive analysis below will focus on Micropowder™ as an alternative to synthetic rubber and Micropowder™ TPES as an alternate to TPES with a synthetic rubber base.

Micropowder™ can be used successfully as an additive to, or partial replacement of, synthetic rubber used in the manufacturing of rubber products. Natural rubber can also be used as an alternative to synthetic rubber to some extent. The extent of substitution of natural rubber for synthetic rubber depends upon the specifications and performance use of the tire, for these reason truck tires which have lower performance specifications than car tires will contain more natural rubber, if the price of natural rubber is lower than the price of synthetic rubber. With this premise as a base foundation the competitive characteristics rely on price of Micropowder™ versus natural rubber and, any changes or costs associated with the use of Micropowder™ as a replacement to natural rubber.

The Company intends to sell Micropowder™ at a price lower than natural rubber. Over the last eight years rubber prices have steadily increased. This is primarily due to the dwindling supply of natural rubber worldwide. On January 26th, 2006, the Tokyo Commodity Exchange (http://www.tocom.or.jp/souba/rubber/index.html) was quoting a price for rubber of 234 yen per kilo, which based on an exchange rate of 115.1 yen to the US$ equates to a price per metric ton of $2,035.

Micropowder™ TPES can be used successfully in the same manner as TPES of the same chemical (polymer) base. TPES have many different characteristics depending upon the ratio of rubber to other classes of materials considered such as styrenes, polyether-esters, polyamides, polyurethanes, and polyolefin.

The ratio of rubber to the other classes of materials in the TPE will determine how the Company prices the applicable TPE; in this regard, the per ton price vary in a range between $1,400 and $3,000 per ton. . The Company aims to offer Micropowder™ TPES at a price lower than similar produced TPE based on amount and contract to term to acceptable buyers.

As previously mentioned above, we operate in the thermoplastics and synthetic rubber industries where our principal competitors are larger and better financed. In addition, these competitors may have long standing customer relationships to rely on for a market for their output. Due to the need for substantial capital investment in manufacturing facilities, there are significant barriers to entry into these industries.

The Company believes that there are no competitive products of anticipated comparable quality or availability of the Company’s Micropowder™ or TPES. Most companies producing synthetic rubber from waste rubber raw materials produce crumb rubber, which is of a size much larger than the Company’s Micropowder™ and which has very limited manufacturing applications. We believe our competitive edge lies in our proprietary technology, which aims to allow for a lower cost of production of a higher quality product relative to our competitors.

We believe our products are commodities, with price and product quality being the important bases of competition.

Sources and Availability of Raw Materials and Principal Suppliers

At each production facility, the Company plans to co-generate its own electricity and to produce its own nitrogen. Our production facility operating companies, such as ACI-Bahrain, will enter into long term agreements for the supply of natural gas or electricity, generated from, for example, coal fired plants. We are negotiating with the Bahrain Petroleum Company (“Bapco”) to provide the natural gas needed to power the Bahrain production facility under a 15-year supply agreement. It is anticipated that thermoplastics and shredded rubber will be supplied by various regional industry suppliers under long term supply agreements.

We believe that there is an ample supply of waste tires, which would be the primary source of used rubber. Indeed, a number of industrialized countries have adopted legislation concerning the disposal of waste tires. For example, the EU has enacted legislation prohibiting the burying of whole or shredded tires as landfill after June 2006.

Dependence on One or a Few Major Customers

Tire manufacturers and auto parts manufacturers are the largest consumers of rubber, synthetic rubber and TPES. The six largest tire manufacturers consume nearly seventy (70%) percent of the total natural and synthetic rubber used in tire manufacturing. Because of their enormous consumption of rubber and our anticipated production capabilities, long term contracts for large quantity production of Micropowder™ will provide a strong base for ACI to grow upon. In light of the foregoing, we do not believe that the Company will be dependent on one or a few major customers.

Patents, Trademarks, Licenses, etc. and Agreements

The Company is in the process of filing an application with United States Patent and Trademark Office to register the trademark Micropowder™ The Company believes that its rights relative to the intellectual property and technology for the processing of previously vulcanized rubber materials using cryogenic technologies (“Cryogenic Technologies”) to be proprietary and protected as trade secrets.

The intellectual property rights for Cryogenic Technologies for the manufacture of the synthetic rubber powder will likely be sublicensed to ACI-Bahrain by ACI-Hong Kong when ACI-Bahrain is formed. Under the proposed sublicense, in consideration of the payment to ACI-Hong Kong of (i) a one time fee and (ii) a percentage of ACI-Bahrain’s net profits on a quarter-annual basis, once the production facility has been commissioned and is operational, ACI-Bahrain will be granted an exclusive site specific, perpetual license to use the Cryogenic Technologies. As described above, the Company is negotiating to lease property from the Kingdom of Bahrain for a term of 50 years to the end of constructing and operating our production facility.

On September 6, 2004, ACI-Hong Kong and ACI-Germany entered into a Royalty Agreement (the “Royalty Agreement”) with Legal Services Foundation (“LSF”), a Liechtenstein corporation, Dagmar Graf-Detampel and Patrick Adair.

Under the Royalty Agreement, ACI-Hong Kong has agreed to pay to LSF, Adair and Graf-Detampel 49% in aggregate of the operating royalties received by ACI-Hong Kong for so long as Adair and Graf-Detampel fully observe and perform their covenants contained in the Royalty Agreement, including, a covenant not to engage in a competing business:

(a) amounts due (if any) in respect of calendar months occurring during 2004, 2005, and 2006 shall be paid to LSF;

(b) amounts due (if any) in respect of calendar months occurring during 2007 shall be paid as to the first $440,600 (€250,000) to Adair and Graf-Detampel in equal amounts and any excess shall be paid to LSF; and

(c) amounts due (if any) in respect of calendar months occurring during 2008 and subsequent years shall be paid as to the first $881,200 (€500,000) to Adair and Graf-Detampel in equal amounts and any excess shall be paid to LSF.

In the event that (x) during 2007 the aggregate amount payable is less than $440,600 (€250,000) or (y) during 2008 and subsequent years the aggregate amount payable is less than $881,200 (€500,000), ACI-Hong Kong shall pay an amount equal to the shortfall to Adair and Graf-Detampel in equal shares, such amount shall be paid in January in the year following the year in which any shortfall occurred.

Government Approval of Principal Products

Except for the above described approvals from the Kingdom of Bahrain, the manufacture and distribution of synthetic rubber powder is not subject to governmental approval.

Effect of Governmental Regulation on Our Business

Our operations and business practices will be subject to international treaties and national, federal, provincial, state, and local government regulations in the various jurisdictions in which our manufacturing facilities will be located and our products will be sold.

We anticipate that governmental regulation on the whole will assist our business. We benefit, for example, from certain international treaties and regulations, such as the free trade agreement between the Kingdom of Bahrain and the United States signed on September 14, 2004. This agreement provides for preferential duty treatment of goods imported into the United States from the Kingdom of Bahrain.

Recently enacted EU legislation prohibits (a) the burial of whole waste tires, after June, 2003 and (b) the burial of shredded tires after June, 2006. Additional EU legislation enacted in 2005 requires 85% of motor vehicles to be made from recycled material. Other countries have noted these developments and have either drafted and passed similar pieces of legislation, or are considering doing so.

The EU and similar legislation will enhance the availability of shredded tires used in the manufacturing process of Micropowder™. We also believe that our use of waste tires in the manufacture of Micropowder™ and TPES offers a realistic solution to the problem of disposal of the waste tires. The use of thermoplastic motor vehicle components containing TPES in the productions of automobiles will assist automobile manufacturers to comply with this EU recycling legislation.

Research and Development Activities during the Last Two Years

In each of the last two years, the Company has spent approximately $2,000,000 on research and development activities. None of these costs have been borne directly by customers.

From November 2002 through to the present, the Company has engaged in a research and development program to support the design of Micropowder™ and TPES manufacturing facilities. This program concentrated on:

•
the design of manufacturing facilities with a focus on production capacity, product quality, cost effectiveness, and safety. Based on our testing programs, we believe that the Company has developed an efficient granulating process embodied in the design of the “ACI 50” plant.

•
the development of a proprietary formulation for mixing the rubber and the thermoplastics to produce our thermoplastic elastomers. The properties of our TPES versions are comparable to synthetic TPES and provide an economic alternative to the latter.

•	.the development of new rubber mixtures with a high percentage of cryogenic rubber powder.

•
the development of computer models to monitor energy consumption, liquid nitrogen (“LN2”)-consumption and purity of the rubber powder, steel and textile produced using the Company’s proprietary technology.

In connection with its research and development program, the Company has worked with and anticipates that it will continue to work closely with rubber and TPES buyers.

Compliance with Environmental Laws

As noted above, we believe that we are complying with the Kingdom of Bahrain’s environmental laws in connection with the construction and operation of the production facility. We also believe that our Cryogenic Technologies complies with EU’s current environmental laws. There is no material incremental cost or effect of compliance with applicable environmental laws.

EMPLOYEES

As of February 1, 2006, we have no employees aside from the principals of the Company. From time-to-time the Company has engaged and will continue to engage independent consultants to provide project management services in connection with the design and construction of the Bahrain production facility. Once the Bahrain production facility is fully commissioned and operational, the Company anticipates employing approximately 1,500 people at that facility.

DESCRIPTION OF PROPERTY

We own no real property. The proposed lease between ACI-Bahrain and the Kingdom of Bahrain Ministry of Industry and Commerce Industrial Areas Doctorate, concerns approximately 195 acres of unencumbered land located north of Bapco’s wharf causeway and east of Sitra, in the Kingdom of Bahrain. At present, the land is under the sea in shallow water and is to be reclaimed in connection with the construction of the Company’s production facility.

As proposed, the term of the lease will be for 50 years; the annual rent will be $1,050,700 per annum with such amount not required to be paid until the costs of reclamation (currently estimated at $8,500,000) are recouped by the Company from the non-payment of rent. The Company believes that this leased property will be suitable and adequate for the use as a site for the construction and operation of Micropowder® and TPES production facility and there will be no competitive facilities in the Kingdom of Bahrain.

The Company plans to build 16 production lines on the leased land at a total cost of $2.5 billion. There will also be constructed a deep water jetty from the site to the sea so that bulk carriers can unload the production facility’s raw material, shredded tires, which will be transported to the production facility by conveyor. The construction program is forecasted to be completed by 2012. Funding of the development program is to be by a combination of equity and non-recourse debt financing.

The Company has a space sharing arrangement with its German counsel with respect to an office located at 149 Friedrichstrasse, Berlin, Germany. This arrangement is without cost to the Company.

The Company has entered into a 1-year lease, commencing July 15, 2005, for office space located at 27 Thames Point, Imperial Wharf, Townmead Road, London, UK. The monthly rent is $4,300.

The Company has negotiated a 3-year lease, which the Company anticpates signing in the second quarter of 2006, for a room for office space located at Al Moayed Tower, 14th Floor, Seef District, Manama, Kingdom of Bahrain. The monthly rent will be approximately $4,913.

All of our facilities are in good repair and we believe that they are adequately covered by insurance.

We believe that our facilities described above will be adequate to meet our needs for the foreseeable future. Should we need additional space, management believes it will be able to secure additional space at commercially reasonable rates.

We do not have any investment policies with respect to investments in (i) real estate or interests in real estate, (ii) investments in real estate mortgages and (iii) securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

Except as described in the following paragraph, we are not a party to any material legal proceedings, nor are any legal proceedings pending or threatened, other than those arising in the ordinary course of business. We are not aware of any legal proceedings contemplated by any governmental authorities involving us. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

A Company subsidiary, ACI Corporation Ltd. and Michael Edward Howarth, on or about October 5, 2005 commenced a legal proceeding as claimant in The High Court of Justice, Queen’s Bench Division against Jonathan de Rin, seeking a declaration that the terms of a loan agreement, as extended, in the principal sum with interest, and fees and costs was an extortionate credit bargain under the United Kingdom’s Consumer Credit Act of 1974 and a determination of what are the appropriate terms of the loan agreement.. On January 18, 2006 and January 26, 2006, a master of the High Court determined that the claimant should repay the loan with costs to the defendant. The Company intends to pursue further legal proceedings against Jonathan de Rin.

MANAGEMENT

The following table sets forth the name, age and position of each of the members of our Board of Directors, executive officers and promoters as of February 1, 2005:

Name	Age	Position

Michael Edward Howarth	55	Chief Executive Officer; Director
Scott Frickman	53	President; Chief Operating Officer; Director
Stephen Alexander	53	Director

All executive officers serve at the pleasure of the Board of Directors.

Information concerning our executive officers and directors is set forth below.

Michael Edward Howarth, age 55, has been the Company’s Chief Executive Officer since June, 2004 and has been a member of the Company’s Board of Directors since June, 2005. He has been elected to serve as a director until the Company’s next annual shareholders meeting and until his successor has been duly qualified. Prior to his appointment as the Company’s Chief Executive Officer, Mr. Howarth served as the Company’s Chief Financial Officer since March, 2000. Mr. Howarth has more than 30 years of investment experience; he is the co-founder of ACI-Germany. Mr. Howarth also formed financial services and investment companies in New Zealand and Singapore. He qualified with the Institute of Chartered Accountants of New Zealand (formerly the New Zealand Society of Accountants) and holds a Bachelor of Commerce and Administration Degree from Victoria University in New Zealand.

Scott Frickman, age 53, has been the Company’s President and Chief Operating Officer since August, 2005 and a member of the Company’s Board of Directors since July, 2005. He has been elected to serve as a director until the Company’s next annual shareholders meeting and until his successor has been duly qualified. Mr. Frickman has been associated with the Company since 2001 and holds or has held various directorships and operational titles. Mr. Frickman has over 25 years experience in operations, project funding, joint ventures, and international finance. He earned a bachelor's degree from the University of Pittsburgh, Pittsburgh, Pennsylvania and a Masters of Business Administration from the Wharton School of Business, Philadelphia, Pennsylvania. He served four years in the United States Navy as an administrative officer.

Stephen Alexander, 53, has been a member of the Company’s Board of Directors since January, 2006. He has been elected to serve as a director until the Company’s next annual shareholders meeting and until his successor has been duly qualified. Mr. Alexander is qualified as a solicitor of the Supreme Court in England in 1975. He founded Class Law Solicitors in London in 1998, of which he is the Managing Partner, after working as a legal consultant to the law firm Epstein Grower and Michael Freeman. Between 1987 and 1992 he was a director of Gamlestaden plc and Managing Director of Gamlestaden Corporate Finance plc. Between 1993 and 1997 he worked as a representative of United States technology companies in the UK and was a non-executive director of Talkland plc, a mobile phone service provider and chairman of IRH plc and Lodgecare plc. He is currently Chairman of TORQ, a costume jewelry retail chain.

Information concerning other members of our senior management is set forth below.

Simon Hicks, age 48, has been the Company’s Group General Manager and the Company’s Global Procurement Director since September, 2003. Mr. Hicks has worked as a manager and business consultant for the last fourteen years and previously to that worked as a recording executive. He earned a Bachelor’s degree at Exeter University and a Masters in Business Administration from the Open Business School, in the UK.

Robin Cox, age 57, has been the Company’s Director of Administration since July, 1999. Mr. Cox has worked in the Australia Foreign Service from 1970-1999, with postings to China, Vietnam, Laos, Nigeria, Zimbabwe and Malaysia. The last position held by Mr. Cox in Malaysia was First Secretary of the Australian High Commission.

None of the officers and directors was subject to the following in the preceding five years:

(1) Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The Company does not presently have an audit committee or an audit committee financial expert on its Board of Directors. The Company has not had the financial ability to attract the requisite Board expertise. The Company’s Board of Directors effectively serves as the Company’s audit committee. Michael Edward Howarth, CEO, is the principal financial officer and principal accounting officer and he takes responsibility for the accuracy of all and any financial information in this registration statement in accordance with applicable law.

The Company does not have a compensation committee, or nominating and corporate governance committee. The functions customarily delegated to these committees are performed by the Company’s Board of Directors. We intend to establish these committees when we expand our Board of Directors to include at least three directors who are independent directors under the applicable rules of the Securities and Exchange Commission (the “Commission”) and National Association of Securities Dealers (“NASD”).

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B. This Code of Ethics applies to our principal executive officer, our principal financial officer and principal accounting officer, as well as all other employees, and will be filed with our annual report. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 109 of the Colorado Corporation Act (the "Act") generally allows for the indemnification of directors, officers, employees and agents, as applicable, of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article X of the Company’s articles of incorporation provide for indemnification under certain circumstances of our officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our article of incorporation and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may not indemnify one of our directors in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging that the director derived an improper personal benefit, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified. The Company may advance expenses incurred in defending a civil or criminal action or proceeding in accordance with the provisions of the Company’s article of incorporation and the Act.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually and reasonably incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We intend to enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each of our directors and executive officers (the Indemnitees"). Pursuant to the terms and conditions of the Indemnification Agreements, we will indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of us or our subsidiaries, provided, however, that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees, which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

No executive officer of the Company received any compensation during the Company’s last completed fiscal year. See CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Employment Agreements

The Company has not entered into any employment agreements with any of its executive officers.

Consultancy Agreements

In September, 2005, ACI-UK entered into an agreement with Doctor Latif R. Alkhaja, Manama, Kingdom of Bahrain, to provide consultancy services relative to (a) making introductions on behalf of ACI Corporation Ltd.; (b) the formation of ACI-Bahrain; (c) obtaining from the Kingdom of Bahrain, a lease for a 179 acre site for the construction of the production facility; (d) arranging a 15-year, fixed price take or pay contract for the supply natural gas; and (e) obtaining state approvals, licenses, permits and registrations in connection the construction of the Bahrain production facility. Under this agreement, Dr Latif R. Alkhaja is to be paid $1.7 million upon completion of these services.

On August 26, 2005, the Company entered into a Funding Referral Services Agreement with Clio General SA (“Clio”). Under this agreement, Clio agreed to provide strategic investment consulting advice to the Company. In consideration for these services, the Company agreed to (a) pay Clio a cash fee equal to ten (10%) percent of the total gross proceeds received by the Company in connection with a funding transaction and (b) issue to Clio the same number of warrants, on the same terms and conditions, as the warrants that had been issued by the Company to the investor involved in the funding transaction. As of September 30, 2005, Clio has received $100,000 and 250,000 warrants at an exercise price of $3.00 and a term of five years. The Company agreed to provide Clio with piggy-back registration rights with respect to the resale of shares of the Company’s common stock received upon exercise of the warrant.

Compensation Plans

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

Compensation of the Board of Directors

The Company’s one non-employee director will receive a fee of $25,000 per year, paid quarterly, for his services as a director. Directors who are executives of the Company will serve in such capacity without any additional compensation unless agreed to in writing by the Company. Directors are also reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended.

Stock Option/SARs Grants in Last Fiscal Year

No executive officer of the Company received any stock option/SARs grants during the Company’s last completed fiscal year.

Aggregate Option/SAR Exercises and Fiscal Year-End Option/SAR Value

No executive officer of the Company has exercised any stock option/SARs during the Company’s last completed fiscal year and no executive officer of the Company holds any unexercised stock options/SARs at the end of the Company’s last completed fiscal year.

Warrants and Options

A summary of the Company's stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance at September 30, 2003	338,857	$0.19
Forfeited	(265,000)	$0.45
Balance at September 30, 2004	73,857	$5.73
Forfeited	(7,857)	$19.25
Balance, September 30, 2005	66,000	$4.12

At September 30, 2005 there were outstanding warrants and options to purchase 1,037,673 post-split shares of the Company's common stock at an exercise price ranging from $3.00 to $43.75 per warrant. Included in the total warrants outstanding are 500,000 warrants issued in the year ended September 30, 2005 to purchase the Company’s common stock at a price of $3 per share. The warrants are exercisable until five years from the date of issuance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 1, 2006, there were 318,851,256 shares of the Company’s common stock were issued and outstanding.

The following table sets forth certain information regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director, and named executive officer of the Company, and (iii) all officers and directors as a group:

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Class A Common Stock (1)	Percentage of Securities (%)*

Michael Edward Howarth(2) C/o ACI Global PTE. Ltd. 4/F, Yu Sung Boon Building, 107-111, Des Voeux Road, Central, Hong Kong		200,700,000	62.94
Michael Edward Howarth Apartment 201, 2nd Floor Strand Plaza Juffair, Bahrain	Chief Executive Officer/Director	15,500,000	4.86
Stephen Alexander 77 South Audley Street London W1K 1JG England	Director	-0-	0.0
Scott Frickman 16 N. Water Street Greenwich, CT 06830	President/ Director	-0-	0.0
Velvere Limited 16 Duchess Mews London W1G 9DT England		20,000,000	6.27

All executive officers and Directors as a group (3 persons)		216,200,000	67.80%

* less than one percent (1%).

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to “beneficially own” shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2) Mr. Howarth is the beneficial owner of 99.99% of the outstanding shares of common stock of ACI Global PTE. Ltd.

Changes in Control

There are no changes in control provisions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the last two years, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

During September, 2004, the Company entered into an agreement with Michael Howarth, its Chief Executive Officer, for the payment of a bonus of $35,988,000 (the “Bonus”) in consideration for Mr. Howarth’s prior efforts in developing the Company’s technology. The agreement requires the Company to make the following payments:

(a)	$17,994,000 upon the earlier of (i) the Company, or any of its subsidiaries, receiving financing sufficient to build a ACI-50 unit and (ii) September 23, 2006; and

(b)	$17,994,000 upon the earlier of (i) the Company, or any of its subsidiaries, receiving financing sufficient to build a second ACI-50 unit and (ii) September 23, 2007.

Under an Agreement to Purchase 100% Interest in Security, Shares and Equity of Hosinbrook Company S.A. dated September 29, 2004, as amended, (the “Hosinbrook Purchase Agreement”) among Legal Services Foundation (“LSF”), a Liechtenstein corporation, Michael Howarth, and Patrick Adair, LSF agreed to sell to Mr. Howarth all the issued and outstanding shares of and certain subscription rights to purchase shares of Hosinbrook capital stock. The gross purchase price was $35,988,000 (€20,000,000), which was to be paid in two installments:

(a)
$17,994,000 (€10,000,000) (less the payment of a certain sum to the creditors of one of Hosinbrook’s affiliates) upon the earlier of (i) Hosinbrook, or any of its subsidiaries, receiving financing sufficient to build a ACI-50 unit and (ii) September 23, 2006; and

(b)	$17,994,000 (€10,000,000) upon the earlier of (i) Hosinbrook, or any of its subsidiaries, receiving financing sufficient to build a second ACI-50 unit and (ii) September 23, 2007.

Any payment, which remained outstanding on December 31, 2005, will accrual interest at the rate of seventeen percent (17%) per annum.

The Hosinbrook Purchase Agreement was modified pursuant to a Commercial Transaction Agreement dated April 14, 2005 (the “Modification Agreement”) among LSF, Green Machine Investments Ltd., and the Howarth Investment Group. Under the Modification Agreement, the right to purchase the previously mentioned Hosinbrook capital stock and subscription rights was assigned to Green Machine. However, the obligation to pay the purchase price was not assigned, but remained with Mr. Howarth.

The transaction described by the Hosinbrook Purchase Agreement, as modified, closed in April, 2005. The shares of Hosinbrook capital stock and the subscription rights to purchase Hosinbrook capital stock were assigned to Green Machine, who subsequently assigned these shares and subscription rights to its parent, ACI Global Pte. Ltd., a Singapore company, pursuant to a Commercial Transaction Agreement dated as of April 18, 2005 between ACI Global Pte. Ltd. and Green Machine. The two installments of the purchase price have yet to be paid by Mr. Howarth.

The previously described Bonus is to be used to fulfill Mr. Howarth’s payment obligations under the Hosinbrook Purchase Agreement, as modified.

Mr. Howarth has made the following in kind contributions to the Company’s capital:

•	During 2002, $1,282 for fees paid in forming the ACI-Hong Kong.

•	During 2004, $57,985 for fees paid in forming ACI-Germany.

•	During 2004, for the forgiveness of $919,271 of expenses incurred by Mr. Howarth on behalf of the Company.

•	During 2005, $1 for fees paid in forming ACI-UK.

•	During 2005, for the forgiveness of $5,264 of expenses incurred by Mr. Howarth on behalf of the Company.

The ultimate parent of the Company is Michael Edward Howarth, who owns 99.99% of the common stock of Global PTE. Ltd., which in turn owns approximately 62.94% of the Company’s issued and outstanding common stock.

DESCRIPTION OF SECURITIES

General

We are authorized by our articles of incorporation to issue an aggregate of 500 million shares of our common stock, par value $.001 per share and an aggregate of 40 million shares of our preferred stock, par value $.001 per share. Immediately prior to the filing of this registration statement, an aggregate of 318,851,256 shares of our common stock were issued and outstanding. No shares of our preferred stock are issued and outstanding.

Common Stock

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters, including the election of directors that may be voted upon by their holders at meetings of the shareholders. No holder of our shares of common stock will have any preemptive, preferential, or other right to purchase, subscribe for, or take any shares of any class of series of our stock convertible into or carrying an option or right to purchase our stock, other than such preferential right, if any, as the Board of Directors, in its discretion, may from time to time determine and at such price, not less than par value, as the Board of Directors may from time to time fix. Dividends on our common stock will be declared and payable out of the Company’s funds, legally available therefor. Such dividends will be payable when and as declared by the Board of Directors. Upon liquidation, dissolution or winding up, after payment of creditors and the holders of any senior securities, including preferred stock, if any, the Company’s assets will be divided pro rata on a per share basis among the holders of our common stock. The shares of the Company’s common stock currently outstanding are validly issued, fully paid, and nonassessable.

Preferred Stock

We are authorized to issue 40,000,000 shares of preferred stock containing such rights, designations and privileges as may be established from time to time by our Board of Directors. The Board of Directors is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the Colorado Business Corporation Act. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Change of Control Provisions

Neither the Company’s bylaws nor articles of incorporation currently contain any provision that would delay, defer, or prevent a change in control of the Company. Nevertheless, the Company’s articles of incorporation, as amended, allow our Board of Directors to issue up to 40,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further shareholder approval. In the event that the Board of Directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our Board of Directors. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also effectively limit or dilute the voting power of our shareholders. Accordingly, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our shareholders.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Computer Share Trust Company of 350 Indiana St, Suite 800, Golden, CO 80403. The telephone number of the transfer agent is (303) 262-0714.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants. There are 617,058 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 318,234,198 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144. The Company has granted three holders of an aggregate of 15 million shares of the Company’s common stock, which shares were issued by the Company to these entities in private transactions, piggy-back registration rights.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING SHAREHOLDERS

We agreed to register for resale shares of common stock by the selling shareholders listed below. The selling shareholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions, or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling shareholders has held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling shareholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling shareholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

AJW Partners, LLC(2)(3)	390,000	390,000	0
AJW Qualified Partners, LLC	1,153,750	1,153,750	0
AJW Offshore, Ltd.	1,657,500	1,657,500	0
New Millennium Capital Partners II, LLC	48,750	48,750	0

____________

(1) Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the 9% secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However, the selling shareholders have contractually agreed to restrict their ability to convert their 9% secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling shareholders exceeds the number of shares of common stock that the selling shareholders could own beneficially at any given time through their ownership of the 9% secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(3) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Partners, LLC intends to transfer shares to certain of its affiliates. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd. and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. Within the past three years, none of the AJW Partners, LLC selling stockholders, has had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates.

(4) We have been notified by the selling shareholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledges, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales after this registration statement becomes effective;

• broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

• through the writing of options on the shares;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144, if available, rather than under this prospectus. The selling shareholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling shareholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of our common stock and activities of the selling shareholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The consolidated financial statements of ACI Global Corporation and its subsidiaries as of September 30, 2005 and September 30, 2004, appearing in this prospectus have been audited by Webb & Company, P.A. Boynton Beach, Florida, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2005 AND 2004

PAGE	3	CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND FOR THE PERIOD FROM JUNE 27, 1997 (INCEPTION)TO SEPTEMBER 30, 2005

PAGE	4 - 5	CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM JUNE 27, 1997 (INCEPTION) TO SEPTEMBER 30, 2005

PAGE	6	CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004 AND FOR THE PERIOD FROM JUNE 27, 1997 (INCEPTION) TO SEPTEMBER 30, 2005

PAGE	7 - 19	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
ACI Global Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of ACI Global Corporation and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficiency and cash flows for the years then ended and for the period from June 27, 1997 (inception) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of ACI Global Corporation and subsidiaries as of September 30, 2005 and 2004 and the results of its operations and its cash flows for the years then ended and for the period from June 27, 1997 (inception) to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company had a net loss of $4,547,444 and working capital deficiency of $23,566,581, has had recurring losses since inception and has an accumulated deficit of $42,535,068. This raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 8. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
January 30, 2006

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2005 AND 2004

ASSETS
	2005	2004
CURRENT ASSETS
Cash	$1,591	$4,910
Prepaids	83,298	25,551

TOTAL ASSETS	$84,889	$30,461

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Bank overdraft	$63	$-
Accounts payable	1,133,567	6,570
Accrued expenses	995,983	193,574
Accrued interest	960,073	-
Compensation payable - related party	17,994,000	-
Notes payable	1,453,758	1,124,625
Warrant derivative liability	914,026	-
Derivative conversion feature	200,000	-
Total Current Liabilities	23,651,470	1,324,769

LONG-TERM LIABILITIES
Compensation payable - related party, net of current portion	17,994,000	35,988,000
Convertible debt, net of discount and accretion	32,258	-
Total Long-Term Liabilities	18,026,258	35,988,000

TOTAL LIABILITIES	41,677,728	37,312,769

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $0.001 par value, 40,000,000 shares authorized, none issued and outstanding.	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 318,851,256 and 315,000,000 shares issued and outstanding, respectively	318,851	315,000
Additional paid-in capital	664,954	663,540
Other Comprehensive Income (Loss)	(41,576)	(273,224)
Deficit accumulated during the development stage	(42,535,068)	(37,987,624)
Total Stockholders’ Deficiency	(41,592,839)	(37,282,308)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$84,889	$30,461

See accompanying notes to consolidated financial statements.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended September 30, 2005	For the Year Ended September 30, 2004	For the Period From June 27, 1997 (Inception) to September 30, 2005

OPERATING EXPENSES
Professional fees	$22,501	$-	$22,501
Consulting fees	1,784,682	-	1,784,682
Research and development	-	845,493	1,499,347
General and administrative expense	1,640,026	100,126	2,076,672
Compensation expense - related party	-	35,856,000	35,856,000
Total Operating Expenses	3,447,209	36,801,619	41,239,202

LOSS FROM OPERATIONS	(3,447,209)	(36,801,619)	(41,239,202)

OTHER INCOME (EXPENSE)
Interest income	43	164	255
Change in fair value of warrants	(244,526)	-	(244,526)
Other income	-	16,553	16,553
Interest expense	(855,752)	(130,675)	(1,068,148)
Total Other Income (Expense)	(1,100,235)	(113,958)	(1,295,866)

LOSS BEFORE PROVISION FOR INCOME TAXES	(4,547,444)	(36,915,577)	(42,535,068)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	(4,547,444)	(36,915,577)	(42,535,068)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation gain (loss)	231,648	(226,994)	(41,576)

COMPREHENSIVE LOSS	$(4,315,796)	(37,142,571)	(42,576,644)

Net loss per share - basic and diluted	$(0.01)	$(0.12)	$(0.14)

Weighted average number of shares outstanding - basic and diluted	316,223,961	315,000,000	315,201,873

See accompanying notes to consolidated financial statements.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD FROM JUNE 27, 1997 (INCEPTION) TO SEPTEMBER 30, 2005

	Preferred Stock		Common Stock		Additional Paid-In	Comprehensive	Accumulated Deficit During Development
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Stage	Total

Common stock issued to founders for cash ($0.000000006 per share)	-	$-	315,000,000	$315,000	$(314,998)	$-	$-	$2

Net loss for the period from June 27, 1997 (inception) to September 30, 1997	-	-	-	-	-	-	(2)	(2)

Balance, September 30, 1997	-	-	315,000,000	315,000	(314,998)	-	(2)	-

Net loss, 1998	-	-	-	-	-	-	-	-

Balance, September 30, 1998	-	-	315,000,000	315,000	(314,998)	-	(2)	-

Net loss, 1999	-	-	-	-	-	-	-	-

Balance, September 30, 1999	-	-	315,000,000	315,000	(314,998)	-	(2)	-

Net loss, 2000	-	-	-	-	-	-	-	-

Balance, September 30, 2000	-	-	315,000,000	315,000	(314,998)	-	(2)	-

Net loss, 2001	-	-	-	-	-	-	-	-

Balance, September 30, 2001	-	-	315,000,000	315,000	(314,998)	-	(2)	-

In-kind contribution	-	-	-	-	1,282	-	-	1,282

Other comprehensive income (loss)	-	$-	-	-	-	(2,363)	-	(2,363)

See accompanying notes to consolidated financial statements.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY
FOR THE PERIOD FROM JUNE 27, 1997 (INCEPTION) TO SEPTEMBER 30, 2005

	Preferred Stock		Common Stock		Additional Paid-In	Comprehensive	Accumulated Deficit During Development
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Stage	Total

Net loss, 2002	-	$-	-	$-	$-	$-	$(49,268)	$(49,268)

Balance, September 30, 2002	-	-	315,000,000	315,000	(313,716)	(2,363)	(49,270)	(50,349)

Other comprehensive income (loss)	-	-	-	-	-	(43,867)	-	(43,867)

Net loss, 2003	-	-	-	-	-	-	(1,022,777)	(1,022,777)

Balance, September 30, 2003	-	-	315,000,000	315,000	(313,716)	(46,230)	(1,072,047)	(1,116,993)

In-kind contribution	-	-	-	-	977,256	-	-	977,256

Other comprehensive income (loss)	-	-	-	-	-	(226,994)	-	(226,994)

Net loss, 2004	-	-	-	-	-	-	(36,915,577)	(36,915,577)

Balance, September 30, 2004	-	-	315,000,000	315,000	663,540	(273,224)	(37,987,624)	(37,282,308)

In-kind contribution	-	-	-	-	5,265	-	-	5,265

Other comprehensive income (loss)	-	-	-	-	-	231,648	-	231,648

Stock issued in reverse merger	-	-	3,851,256	3,851	(3,851)	-	-	-

Net loss, 2005	-	-	-	-	-	-	(4,547,444)	(4,547,444)

BALANCE, SEPTEMBER 30, 2005	-	$-	318,851,256	$318,851	$664,954	$(41,576)	$(42,535,068)	$(41,592,839)

See accompanying notes to consolidated financial statements.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended September 30, 2005	For the Year Ended September 30, 2004	For the Period From June 27, 1997 (Inception) to September 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,547,444)	$(36,915,577)	$(42,535,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion on convertible debt discount	32,258	-	32,258
Change in fair value of warrants	244,526	-	244,526
Changes in operating assets and liabilities:
Prepaids	(57,747)	(4,440)	(83,298)
Accounts payable and accrued expenses	2,087,070	(91,331)	2,093,639
Compensation payable - related party	-	35,988,000	35,988,000
Accrued interest	802,409	137,299	995,983
Net Cash Used In Operating Activities	(1,438,928)	(886,049)	(3,263,960)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, net of discount	329,133	124,365	1,453,758
Contributed capital	5,265	919,271	983,806
Derivative conversion feature	200,000	-	200,000
Warrant derivative liability	669,500	-	669,500
Cash overdraft	63	-	63
Net Cash Provided By Financing Activities	1,203,961	1,043,636	3,307,127

EFFECT OF EXCHANGE RATE ON CASH	231,648	(227,162)	(41,576)

NET INCREASE (DECREASE) IN CASH	(3,319)	(69,575)	1,591

CASH - BEGINNING OF PERIOD	4,910	74,485	-

CASH - END OF PERIOD	$1,591	$4,910	$1,591

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$29,544	$16	$58,391

Cash paid for income taxes	$-	$-	$-

See accompanying notes to consolidated financial statements.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization and Basis of Presentation

ACI Global Corporation was incorporated on September 16, 1987 in the state of Colorado.

Hosinbrook Company, S.A. is a company which was incorporated in the British Virgin Islands in September 1999. Hosinbrook Company S.A. owns all the shares in the following three companies:

ACI Corporation Ltd (UK) (“ACI-UK”). ACI-UK was incorporated in the UK on June 27, 1997. ACI-UK provides professional consulting services to the Company in such areas as capital raising, debt finance, and project insurance.

ACI Corporation AG (“ACI-Germany”). ACI-Germany was incorporated in Berlin, Germany, in October, 2003 and owns the intellectual property relating to the process for cryogenic grinding of rubber. Its core business is the engineering and design of cryogenic systems utilized in the manufacture of industrial rubber powder and thermoplastic elastomers production.

ACI Technologies Ltd (HK) (“ACI-Hong Kong”). ACI-Hong Kong was incorporated in Hong Kong, Peoples Republic of China in October, 2001. This company has been licensed by ACI-Germany to grant sublicenses to project companies which will utilize the Company’s cryogenic technology.

Green Machine Investment, Ltd. (“Green Machine”). Green Machine was incorporated in the UK in March 2005. Green Machine is a dormant company with no activities.

ACI Global Corporation and its subsidiaries intend to build, own and operate plants for the cryogenic fabrication of rubber.

The Company is in the business of designing and developing proprietary technology to produce synthetic rubber under the trade name Micropowder™ and thermoplastic elastomers (“TPES”) utilizing Micropowder™ in its chemical composition and to use this technology in the rubber and elastomers manufacturing business.

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.” The Company is devoting substantially all of its efforts to establishing new products.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

Under an Agreement to Purchase 100% Interest in Security, Shares and Equity of Hosinbrook Company S.A. dated September 29, 2004, as amended, (the “Hosinbrook Purchase Agreement”) among Legal Services Foundation (“LSF”), a Liechtenstein corporation, Michael Howarth, and Patrick Adair, LSF agreed to sell to Mr. Howarth all the issued and outstanding shares of and certain subscription rights to purchase shares of Hosinbrook capital stock. The gross purchase price was $35,988,000 (€20,000,000), which was to be paid in two installments:

(a) $17,994,000 (€10,000,000) (less the payment of a certain sum to the creditors of one of Hosinbrook’s affiliates) upon the earlier of (i) Hosinbrook, or any of its subsidiaries, receiving financing sufficient to build a ACI-50 unit and (ii) September 23, 2006; and

(b) $17,994,000 (€10,000,000) upon the earlier of (i) Hosinbrook, or any of its subsidiaries, receiving financing sufficient to build a second ACI-50 unit and (ii) September 23, 2007.

Any payment, which remained outstanding on December 31, 2005, will accrual interest at the rate of seventeen percent (17%) per annum.

The Hosinbrook Purchase Agreement was modified pursuant to a Commercial Transaction Agreement dated April 14, 2005 (the “Modification Agreement”) among LSF, Green Machine Investments Ltd., and the Howarth Investment Group. Under the Modification Agreement, the right to purchase the previously mentioned Hosinbrook capital stock and subscription rights was assigned to Green Machine. However, the obligation to pay the purchase price was not assigned, but remained with Mr. Howarth.

The transaction described by the Hosinbrook Purchase Agreement, as modified, closed in April, 2005. The shares of Hosinbrook capital stock and the subscription rights to purchase Hosinbrook capital stock were assigned to Green Machine, who subsequently assigned these shares and subscription rights to its parent, ACI Global Pte. Ltd., a Singapore company pursuant to a Commercial Transaction Agreement II. The two installments of the purchase price have yet to be paid by Mr. Howarth.

On June 6, 2005, ACI Global Pte, Ltd. consummated an agreement with Par Advanced Technologies, Inc., a Colorado corporation, pursuant to which ACI Global Pte, Ltd. exchanged 100% of the issued capital of Hosinbrook Company, S.A. and Green Machine Investments, Ltd. for 315,000,000 shares of the common stock of Par Advanced Technologies, Inc. As a result of the transaction (the “Transaction”), the Hosinbrook Company, P.A. and Green Machine Investments, Ltd. became wholly owned subsidiaries of Par Advanced Technologies, Inc. and the shareholder of the ACI Global Pte, Ltd. became a stockholder of Par Advanced Technologies, Inc.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

As a result of the agreement, the transaction will be accounted for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (Hosinbrook Company, S.A. and Green Machine Investments, Ltd.).

Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2) The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

(B) Principles of Consolidation

The 2005 consolidated financial statements include the accounts of ACI Global Corporation and its wholly-owned subsidiaries Hosinbrook Company S.A., ACI Technologies, Ltd., ACI Corporation AG, ACI Corporation, Ltd. and Green Machine Investments, Ltd.

The 2004 consolidated financial statements include the accounts of Hosinbrook Company S.A., ACI Technologies, Ltd., ACI Corporation AG, ACI Corporation, Ltd. and Green Machine Investments, Ltd.

All significant intercompany accounts and transactions have been eliminated in consolidation. ACI Global Corporation and its wholly-owned subsidiaries are hereafter referred to as the “Company”.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Loss Per Share

The Company has adopted SFAS 128, “Earnings per Share.” Loss per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options and warrants were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. The total potential dilutive warrants outstanding at September 30, 2005 and 2004 were 1,037,673 and 545,530, respectively. The Company has not included the effect of the 666,667 shares of common stock that would be issuable upon conversion of the convertible debt.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

(F) Stock-Based Compensation

The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” ("APB Opinion No. 25"), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123.

(G) Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, prepaids, accounts payable, notes payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments.

(H) Foreign Currency Translation

The functional currency of the Company is the United States Dollar. The financial statements of the Company are translated to United States dollars using year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations ands stockholders’ deficit as other comprehensive income (loss).

(I) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

(J) Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51". FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The adoption of FIN 46 did not have a significant impact on the Company’s results of operations or financial position.

In April 2003, the FASB issued SFAS Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under F ASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. Most provisions of this Statement should be applied prospectively. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

In May 2003, the FASB issued SFAS Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities, if applicable. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS 151), “Inventory Costs - an amendment of ARB No. 43, Chapter 4”. FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for the Company in 2006. The Company does not expect FAS 151 to have a material impact on its results or financial statements.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective for small business issuers as of the first interim period that begins after December 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements (note 3(d)). Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the first quarter of fiscal year 2006 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions” (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

NOTE 2    NOTES PAYABLE

The Company has two note payables to a lender for $528,720 each for a total of $1,957,440. Both notes are due March 31, 2006 and are accruing interest at a rate of 12% per annum. At September 30, 2005 the amount of interest unpaid in relation to the notes totaled $157,767 each, or $315,534 in total. These notes have been personally guaranteed by the Company’s Chief Executive Officer.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

The Company entered into a loan agreement with a lender for $176,240 principle and $176,240 in interest due July 29, 2005. At September 30, 2005 there is an amount of unpaid interest in relation to the note totaling $176,240. An addendum was entered into on July 13, 2005 which stated that additional interest would accrue in the amount of $1,762 per day for each day the loan and interest amount was unpaid beginning July 1, 2005. At September 30, 2005 there is an amount of unpaid penalty interest of $178,996. The loan has been personally guaranteed by the Company’s Chief Executive Officer. The Company is the claimant in an action taken in the High Court of Justice, Queens Bench Division. The Company seeks an order made by the court to determine the amount repayable under the loan agreement. The Company deposited the sum of $202,676 into its attorney’s escrow account in October 2006 pending the outcome of the litigation. As of September 30, 2005, the note is in default.

The Company has a note payable to a lender for $75,000 with an original maturity date of 30 days from the date of receipt of funds. Interest accrued to date is $225,000. The lender has now agreed for the loan to be repaid after the Company receives funding or no later than March 31, 2006.

The Company has a note payable to a lender for $79,869 which is due 180 days from the date of receipt of funds and accrues interest at a rate of 10% per month. The lender has now agreed for the loan to be repaid after the Company receives additional funding and no later than March 31, 2006. Interest accrued to date is $94,662.

The Company has a note payable to a lender for $47,585 which is due and payable on November 17, 2005 and accrues interest at a rate of 10% per annum. At September 30, 2005 there was accrued interest in relation to the note totaling $5,551.

The Company has a note payable with the Chief Executive Officer for $17,624. The note is non-interest bearing, unsecured and due on demand.

NOTE 3    CONVERTIBLE NOTES PAYABLE

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors as of August 26, 2005 for the sale of (i) $3,000,000 in 9% secured convertible notes and (ii) warrants to buy 750,000 shares of our common stock. The investors were obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was received on August 26, 2005;

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

•	$1,000,000 is to be disbursed within five days of the filing of the Company’s SB-2 registration statement; and

•	$1,000,000 is to be received within five days of the SB-2 registration statement being declared effective.

The Investors have the right to purchase an aggregate of 750,000 shares of the Company’s restricted common stock upon completion of the funding, 250,000 warrants for each milestone and therefore the investors have the right to purchase 250,000 warrants of shares of the Company’s restricted common stock at September 30, 2005. The Warrants have an exercise price of the lesser of $2.50 and 50% of the average of the three trading prices twenty days prior to conversion. The Warrants, which expires three years from the date of issuance results in proceeds of $3,340,490 to the Company upon its exercise.

The debenture matures on August 26, 2008. At the option of the holder, the debentures are convertible into shares of common stock of the Company at a conversion price of the lesser of $2.50 and the average of 50% of the three trading prices twenty days prior to conversion.

The 9% secured convertible notes become immediately due and payable and we will pay an amount equal to the greater of (i) 130% times the sum of (w) the then outstanding principal amount of such note plus (x) accrued and unpaid interest on the unpaid principal amount of such note to the date of payment (“Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the holder (the “Default Sum”); or (ii) the “parity value” of the Default Sum to be repaid. “Parity Value” means (a) the highest number of shares of our common stock issuable upon the conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price multiplied by (b) the highest Closing Price for the common stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Defaulting Amount”) and all other amounts payable will be immediately due and payable. The holder of the notes may require us to issue, in lieu of the Default Amount, the number of shares of our common stock equal to the Default Amount divided by the Conversion Price then in effect. We have the right to redeem the 9% secured convertible notes under certain circumstances.

The shares of common stock underlying the securities sold in this financing will be registered for resale on a registration statement to be filed by the Company if such shares are to be issued in accordance with the agreements and the Company has not converted the debenture for cash during the first 120 days.

Of the total proceeds from the issuance of the debenture, $914,026 was allocated to the warrants associated with the debenture as the estimated fair value and $200,000 was allocated to the conversion feature associated with the debenture under EITF 00-19. The Company recorded an expense of $244,526 related to the fair value of the warrants issued.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

The Company also recorded offering costs of $130,500 related to the convertible note payable. The amount allocated to the offering costs will be accreted back to the debentures over the shorter of the period until conversion of the debenture or three years, which is the life of the debenture, utilizing the effective interest method. Interest expense recognized related to this transaction was $32,258 for the year ended September 30, 2005. As of January 30, 2006, the note is in default (see Note 5(D)).

Notes payable - face value	$1,000,000
Notes payable - discount	(967,742)

$32,258

NOTE 4    RELATED PARTY TRANSACTIONS

During September 2004, the Company entered into an agreement with its Chief Executive Officer for a bonus of $35,988,000 to be paid relating to his prior efforts in developing the technology of the Company. The agreement requires the Company to make the following payments:

A.	$17,994,000 (€10,000,000.00), shall be payable upon the earlier of (i) the Company, or any of its subsidiaries, receiving financing sufficient to build a ACI-50 unit and (ii) 23 September 2006; and

B.	$17,994,000 (€10,000,000.00) shall be payable upon the earlier of (i) the Company, or any of its subsidiaries, receiving financing sufficient to build a second ACI-50 unit and (ii) 23 September 2007.

The Company agreed to settle any reasonable amount outstanding to Richard Ekstrom and Bruce Guthrie, the former officers and directors, in respect to accrued salary or consulting fees which are not to exceed an aggregate maximum of $50,000. AS of September 30, 2005, the Company has recorded $50,000 in accrued expenses.

The Chief Executive Officer loaned the Company $17,625. The amount is non-interest bearing, unsecured and due on demand.

NOTE 5    COMMITMENTS AND CONTINGENCIES

(A) Royalty / Non-compete Agreement

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

On September 6, 2004 ACI Technologies Limited a subsidiary of the company entered into a non-compete, royalty agreement with Legal Services Foundation (“LSF”), Dagmar Graf-Detampel and Patrick Adair.

ACI Technologies Ltd. has agreed to pay to LSF, Adair and Graf-Detampel 49% in aggregate of the operating royalties received by ACI Technologies Ltd. for so long as Adair and Graf-Detampel fully observe and perform the covenants not to compete which are contained in the agreement:

(a)
amounts due (if any) in respect of calendar months occurring during 2007 shall be paid as to the first $440,600 (€250,000) to Adair and Graf-Detampel in equal amounts and any excess shall be paid to LSF and

(b)
amounts due (if any) in respect of calendar months occurring during 2008 and subsequent years shall be paid as to the first $881,200 (€500,000) to Adair and Graf-Detampel in equal amounts and any excess shall be paid to LSF.

In the event that (a) during 2007 the aggregate amount payable is less than $440,600 (€250,000) or (b) during 2008 and subsequent years the aggregate amount payable is less than $881,200 (€500,000), ACI Technologies shall pay an amount equal to the shortfall to Adair and Graf-Detampel in equal shares, such amount shall be paid in January in the year following the year in which any shortfall occurred.

(B) Litigation

Included in the liabilities of the Company, we have accrued the sum of $1,507,232 in principal, interest and fees as provided in an agreement entered into by the company with a lender. At September 30, 2005 there is an amount of unpaid interest and penalty interest in relation to the note totaling $335,236. The principal and interest were due for repayment on July 29, 2005. The Company is the claimant in an action taken on October 5, 2005 in the High Court of Justice, Queens Bench Division. The claimant seeks an order made by the court to determine the amount repayable under the loan agreement.

A leasing company was owed $11,600 by a former subsidiary of the Company prior to the reverse merger and this liability has been assumed by the Company as of September 30, 2005. The Company is seeking to settle the amount and has recorded a liability as of September 30, 2005 of $11,600.

A former employee of the Company made a claim for $125,000 against his former employer, mostly for severance pay. He refused to quantify his claims to the previous management of the Company. The former management has stated that they believe that the claim has little validity as the employment agreement called for a mandatory mediation and binding arbitration. The Company offered mediation which the employer refused. The Company has not accrued any possible amounts related to this claim as of September 30, 2005.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

(C) Operating Leases

The Company leases premises under an operating lease agreement with unrelated parties. Future minimum rental commitments under the non-cancelable operating lease is approximately $4,300 a month though July, 2006:

For the Year Ending September 30,
2006	$38,712

Total minimum rental commitment	$38,712

Rental expense of approximately $30,228 and $21,513 was incurred in connection with this lease in 2005 and 2004, respectively.

On October 1, 2005, the Company negotiated a three year lease agreement for office space in the Kingdom of Bahrain for approximately $4,913 a month.

(D) Consulting Agreement

On August 26, 2005, the Company entered into an agreement with a consultant to provide strategic investment consulting advice to the Company. The agreement requires the Company to pay a cash fee equal to 10% of the total proceeds received and an equal number of warrants issued on the same terms and conditions as the funding transaction. As of September 30, 2005, the consultant has received $100,000 and 250,000 warrants at an exercise price of $3.00 and a term of five years (See Note 3).

NOTE 6    STOCKHOLDERS’ EQUITY

(A) Common Stock

During 1997, the Company issued 315,000,000 shares of common stock to founders for $2.

During 2002, the Company recorded an in-kind contribution of $1,282 from its CEO for fees paid in forming the Company’s Hong Kong Subsidiary.

During 2004, the Company recorded an in-kind contribution of $57,985 from its CEO for fees paid in forming the Company’s German Subsidiary.

During 2005, the Company recorded an in-kind contribution of $1 from its CEO for fees paid in forming the Company’s United Kingdom Subsidiary.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

During 2004, the Company recorded an in-kind contribution by its CEO for the forgiveness of $919,271 of expenses on behalf of the CEO of the Company.

During 2005, the Company recorded an in-kind contribution by its CEO for the forgiveness of $5,264 of expenses on behalf of the CEO of the Company.

In the year ended September 30, 2005, the Company increased its authorized capital from 100,000,000 to 500,000,000 shares of common stock..

(B) Stock Options and Warrants

A summary of the Company's stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price

Balance at September 30, 2003	338,857	$0.19
Forfeited	(265,000)	$0.45
Balance at September 30, 2004	73,857	$5.73
Forfeited	(7,857)	$19.25
Balance, September 30, 2005	66,000	$4.12

At September 30, 2005 there were outstanding warrants and options to purchase 1,037,673 post-split shares of the Company's common stock at an exercise price ranging from $3.00 to $43.75 per warrant.

Included in the total warrants outstanding are 500,000 warrants issued in the year ended September 30, 2005 to purchase common stock at a price of $3 per share. The warrants are exercisable until five years from the date of issuance.

NOTE 7    PROVISION FOR INCOME TAXES

Income tax expense for the year ended December 31, 2005 and 2004 is summarized as follows:

2005	Current	Deferred	Total

Federal	$-	$-	$-
Foreign	-	-	-
State	-	-	-

	$-	$-	$-

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

2004	Current	Deferred	Total

Federal	$-	$-	$-
Foreign	-	-	-
State	-	-	-

	$-	$-	$-

Income tax expense for the years ended December 31, 2005 and 2004 differed from amounts computed by applying the statutory U.S. federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:

	2005	2004

Expected income tax expense (benefit) from operations	$(1,546,131)	(12,551,296)
Permanent difference	94,107	-
Valuation allowance	1,452,024	12,551,296
	$-	$-

The effects of the temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

Deferred tax assets:	2005	2004

Net operating loss carryforward (benefit)	$(13,441,477)	$(12,915,792)
Total gross deferred tax assets	(13,441,477)	(12,915,792)
Less valuation allowance	13,441,477	12,915,792
Net deferred tax assets	$-	$-

The Company has a net operating loss carryforward of approximately $42,258,000 available to offset future taxable income through 2025. The valuation allowance at December 31, 2005 and 2004 was $13,441,477 and $12,913,792, respectively. The net change in the valuation allowance for the year ended December 31, 2005 was an increase of $525,685.

During June 2005, the Company underwent a change of ownership, as defined by Internal Revenue Service Code Section 382. This change limits the Company’s ability to utilize any prior net operating loss carryforwards (“NOL’s”). These NOL’s expire from 2007 to 2024.

ACI GLOBAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF SEPTEMBER 30, 2005 AND 2004

NOTE 8    GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $4,547,444 and working capital deficiency of $23,566,581, has had recurring losses since inception and has an accumulated deficit of $42,535,068. These factors raise substantial doubt about its ability to continue as a going concern.

The Company’s continued existence is dependent upon its ability to raise capital and to successfully market and sell its products. To obtain funding for our ongoing operations, the Company entered into a Securities Purchase Agreement with four accredited investors as of August 26, 2005 for the sale of $3,000,000 in 9% secured convertible notes. The investors were obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was received on August 26, 2005;

•	$1,000,000 is to be received by the Company within five days of the filing of the Company’s SB-2 registration statement; and

•	$1,000,000 is to be received by the Company within five days of the SB-2 registration statement being declared effective.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continued existence is dependent upon its ability to

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ACI Global Corporation

Article 109 of the Colorado Corporation Act (the "Act") generally allows for the indemnification of directors, officers, employees and agents, as applicable, of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article X of the Company’s articles of incorporation provide for indemnification under certain circumstances of our officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our article of incorporation and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may not indemnify one of our directors in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging that the director derived an improper personal benefit, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified. The Company may advance expenses incurred in defending a civil or criminal action or proceeding in accordance with the provisions of the Company’s article of incorporation and the Act.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually and reasonably incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of shareholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

We intend to enter into separate but identical indemnification agreements (the "Indemnification Agreements") with each of our directors and executive officers (the Indemnitees"). Pursuant to the terms and conditions of the Indemnification Agreements, we will indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of us or our subsidiaries, provided, however, that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

A shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees, which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$759.17
Legal fees and expenses	$25,000.00
Accountants’ fees and expenses	$10,000.00
Printing expenses	$1,500.00
Total	$37,259.17

___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following is a list of our securities that have been sold or issued by us during the past three years. All of these were effectuated pursuant to transactional exemptions from the registration requirements of the Securities Act under Sections 4(2) and 4(6) and under Regulation D. All sales of securities described below were made to "accredited investors" as defined in Rule 501 of Regulation D. There were no underwriting discounts or commissions paid in connection with the sale of these securities.

In June, 2005, pursuant to an agreement dated 19 April, 2005 (the “Stock Acquisition Agreement”) by and between the Company and ACI Global Pte. Ltd., a Singapore company (the “Seller”), the Company issued to each of the following entities 5 million shares of the Company’s common stock: Pluris Partners, Inc., S G Financial Services Group Inc. and Armstrong International Limited. The consideration for each these stock sales was the services render by the applicable entity in connection with the consummation of the transactions contemplated by the Stock Acquisition Agreement. The Company granted each of these entities piggy-back registration rights.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors as of August 26, 2005 for the sale of (i) $3,000,000 in 9% secured convertible notes and (ii) warrants to buy 750,000 shares of our common stock. This prospectus relates, in part, to the resale of our common stock underlying these 9% secured convertible notes and warrants. The investors were obligated to provide us with an aggregate of $3,000,000 as follows:

•	$1,000,000 was disbursed on August 26, 2005;

•	$1,000,000 is to be disbursed within five days of the filing of this registration statement; and

•	$1,000,000 was to be disbursed within five days of this registration statement being declared effective.

Accordingly, we received total gross proceeds of $1,000,000 pursuant to the Securities Purchase Agreement. After deducting expenses of $20,500 and prepaid interest of $27,000 we received net proceeds of $952,500, we may be required to pay additional expenses from the net proceeds. The funds from the sale of the 9% secured convertible notes will be used for business development purposes and working capital needs. The 9% secured convertible notes bear interest at 9% (unless our common stock is greater than $3.75 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at a conversion price, which is the lesser of (a) $2.50 per share or (b) the product of (i) .50 times (ii) the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. The 9% secured convertible notes become immediately due and payable and we will pay an amount equal to the greater of (i) 130% times the sum of (w) the then outstanding principal amount of such note plus (x) accrued and unpaid interest on the unpaid principal amount of such note to the date of payment (“Mandatory Prepayment Date”) plus (y) Default Interest, if any, on the amounts referred to in clauses (w) and/or (x) plus (z) any amounts owed to the holder (the “Default Sum”); or (ii) the “parity value” of the Default Sum to be repaid. “Parity Value” means (a) the highest number of shares of our common stock issuable upon the conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price multiplied by (b) the highest Closing Price for the common stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Defaulting Amount”) and all other amounts payable will be immediately due and payable. The holder of the notes may require us to issue, in lieu of the Default Amount, the number of shares of our common stock equal to the Default Amount divided by the Conversion Price then in effect. We have the right to redeem the 9% secured convertible notes under certain circumstances.

Under the Securities Purchase Agreement, we committed to issue an aggregate of 750,000 warrants to purchase common stock at a price of $3.00 per share. On August 26, 2005, we issued warrants to purchase 250,000 shares of our common stock. The warrants are exercisable until five years from the date of issuance. The conversion price of the 9% secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the 9% secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling shareholders’ position. The selling shareholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in all of our assets and intellectual property.
The warrants have an exercise price of $3.00 per share. The selling shareholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling shareholders exercise the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of these warrants or issued in connection with the 9% secured convertible notes issued pursuant to the Securities Purchase Agreement, dated as of August 26, 2005.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price means: (i) the average of the last reported sale prices for our shares of our common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the OTCBB is not the principal trading market, the average of the last reported sale prices on the principal trading market for the common stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion of the Notes can take place at any time prior to the maturity date of the Note, or if earlier, upon payment of all sums due under the Notes. The Company has the right to prepay the Notes under certain circumstances. The Notes are secured by all of the Company’s assets. As additional security for the Company’s due performance, Michael Edward Howarth, the Company’s CEO, pledged 15,500,000 shares of his Company common stock and unconditionally guaranteed the Company’s obligations under the Securities Purchase Agreement and Notes. The proceeds of the offering will be used primarily for working capital.

Pursuant to a Funding Referral Services Agreement between Clio General SA (“Clio”) and the Company dated August 16, 2005 (the “Services Agreement”), the Company issued a five-year warrant to purchase an aggregate of 250,000 shares of the Company’s common stock to Clio. The exercise price is $3.00 per share. The issuance of this warrant was in consideration of services performed by Clio in connection with the above described Securities Purchase Agreement between the Company and AJW Partners and its affiliates. The Company agreed to provide Clio with piggy-back registration rights with respect to the resale of shares of the Company’s common stock received upon exercise of the warrant. The piggy-back registration rights will be triggered by the effectuation of AJW Partners’ mandatory registration rights under the above-described Registration Rights Agreement.

ITEM 27. EXHIBITS

(a) Exhibits

Exhibit No.	Document

2.1	ACI Global Pte. Ltd. and Demegen, Inc. Agreement dated 19 April 2005.*

2.2	Agreement to Purchase 100% Interest in Security, Shares and Equity of Hosinbrook Company S.A. dated September 29, 2004 among Legal Services Foundation, Michael Howarth, and Patrick Adair.*

2.3	Commercial Transaction Agreement dated 14 April 2005 among Legal Services Foundation, Green Machine Investments Ltd., and Howarth Investment Group.*

2.4	Commercial Transaction Agreement dated as of 18 April 2005 between ACI Global Pte Ltd and Green Machine Investments Ltd.*

3.1	Articles of Incorporation of ACI Global Corporation (f/k/a Excelsior Capital Corporation), as amended.*

3.2	Amended and Restated By-Laws of ACI Global Corporation (f/k/a Demeter Biotechnologies Ltd.)*

4.1	Specimen Common Stock Certificate.*

4.2	Securities Purchase Agreement dated as of August 26, 2005 among ACI Global Corporation and AJW Partners, LLC and its affiliates.*

4.3	Form of Callable Secured Convertible Note dated August 26, 2006 issued to AJW Partners, LLC.*

4.4	Form of Stock Purchase Warrant dated August 26, 2006 issued to AJW Partners, LLC.*

4.5	Security Agreement dated as of August 26, 2005 among ACI Global Corporation and AJW Partners, LLC and its affiliates.*

4.6	Guaranty and Pledge Agreement dated as August 26, 2006 by Michael Howarth in favor of AJW Partners, LLC and its affiliates.*

Exhibit No.	Document

4.7	Registration Rights Agreement dated as of August 26, 2005 among ACI Global Corporation and AJW Partners, LLC and its affiliates.*

4.8	Retainer for Funding Referral Services dated August 16, 2005 between ACI Global Corporation and Clio General SA.*

4.9	Form of Note dated November 28, 2002 issued by Intec Invest Ltd (n/k/a ACI Corporation Ltd (U.K.) to Weavering Capital Fund Limited in the original principal sum of £300,000.*

4.10	Form of ACI Security Agreement dated 14 July, 2005 between ACI Corporation Ltd and Weavering Capital Fund Ltd.*

5.1	Opinion of Gersten Savage LLP. (1)

10.1	ACI Technologies Limited Royalty Agreement dated September , 2004 among ACI Technologies Limited, ACI Engineering AG, Legal Services Foundation, Dr Patrick Adair, and Dagmar Gr’f-Detampel.*

10.2	Intellectual Property Licensing Agreement dated 20 September, 2005 between ACI Corporation AG and ACI Technologies Ltd.*

16.1	Letter of Bagell, Josephs Levine & Company LLC. (1)

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Gersten Savage LLP (Included in Exhibit 5.1 hereto). (1)

23.2	Consent of Webb & Company, P.A.*

24.1	Power of Attorney (located on the Signatures page).*

* Filed herewith.
1 Filed by amendment

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, as amended, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(6) For determining any liability under the Securities Act of 1933, as amended, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, as part of this registration statement as of the time the Commission declared it effective.

(7) For determining any liability under the Securities Act of 1933, as amended, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, New York.

ACI GLOBAL CORPORATION

By:	/s/ Scott Frickman
Scott Frickman
President and COO

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael Edward Howarth Michael Edward Howarth	CEO, Director, Principal Accounting and Principal Financial Officer	February 10, 2006

/s/ Scott Frickman Scott Frickman	President, COO, Director	February 10, 2006

/s/ Stephen Alexander Stephen Alexander	Director	February 10, 2006

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears above constitutes and appoints Scott Frickman, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.